Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re	)	Chapter 11
)
	)	Case No. 07-12395 (BRL)
BALLY TOTAL FITNESS OF GREATER	)	(Jointly Administered)
NEW YORK, INC., et al.,[1]	)
	)	Honorable Burton R. Lifland
Debtors.	)
)
FIRST AMENDED JOINT PREPACKAGED CHAPTER 11
PLAN OF REORGANIZATION OF BALLY TOTAL FITNESS
HOLDING CORPORATION AND ITS AFFILIATE DEBTORS

Dated:	September 17, 2007 New York, New York

[1]	The Debtors in these proceedings are: Bally Total Fitness Holding Corporation, Bally Total Fitness Corporation, Bally ARA Corporation, Bally Fitness Franchising, Inc., Bally Franchise RSC, Inc., Bally Franchising Holdings, Inc., Bally Real Estate I LLC, Bally REFS West Hartford, LLC, Bally Sports Clubs, Inc., Bally Total Fitness Franchising, Inc., Bally Total Fitness International, Inc., Bally Total Fitness of California, Inc., Bally Total Fitness of Colorado, Inc., Bally Total Fitness of Connecticut Coast, Inc., Bally Total Fitness of Connecticut Valley, Inc., Bally Total Fitness of Greater New York, Inc., Bally Total Fitness of Minnesota, Inc., Bally Total Fitness of Missouri, Inc., Bally Total Fitness of Philadelphia, Inc., Bally Total Fitness of Rhode Island, Inc., Bally Total Fitness of the Mid-Atlantic, Inc., Bally Total Fitness of the Midwest, Inc., Bally Total Fitness of the Southeast, Inc., Bally Total Fitness of Toledo, Inc., Bally Total Fitness of Upstate New York, Inc., BTF Cincinnati Corporation, BTF Europe Corporation, BTF Indianapolis Corporation, BTF Minneapolis Corporation, BTF/CFI, Inc., BTFCC, Inc., BTFF Corporation, Greater Philly No. 1 Holding Company, Greater Philly No. 2 Holding Company, Health & Tennis Corporation of New York, Holiday Health Clubs of the East Coast, Inc., Holiday/Southeast Holding Corp., Jack LaLanne Holding Corp., New Fitness Holding Co., Inc., Nycon Holding Co., Inc., Rhode Island Holding Company, Tidelands Holiday Health Clubs, Inc., and U.S. Health, Inc.

TABLE OF CONTENTS

ARTICLE ONE DEFINED TERMS AND RULES OF INTERPRETATION		1

1.1	Defined Terms	1
1.2	Exhibits and Plan Schedules	20
1.3	Rules of Interpretation and Computation of Time	20

ARTICLE TWO CLASSIFICATION OF CLAIMS AND INTERESTS		21

2.1	Unclassified Claims	22
2.2	Unimpaired Classes of Claims and Interests	22
2.3	Impaired Classes of Claims	23
2.4	Impaired Classes of Claims and Interests	23

ARTICLE THREE TREATMENT OF CLAIMS AND INTERESTS		23

3.1	Unclassified Claims	23
3.2	Unimpaired Classes of Claims	25
3.3	Impaired Classes of Claims and Interests	26
3.4	Unimpaired Class of Interests	29
3.5	Special Provision Regarding Unimpaired Claims	29

ARTICLE FOUR ACCEPTANCE OR REJECTION OF THE PLAN		29

4.1	Impaired Classes of Claims Entitled to Vote	29
4.2	Acceptance by an Impaired Class	29
4.3	Presumed Acceptances by Unimpaired Classes	30
4.4	Presumed Rejection by Certain Impaired Classes	30
4.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	30
4.6	Elimination of Vacant Classes	30

ARTICLE FIVE MEANS FOR IMPLEMENTATION OF THE PLAN		31

5.1	Limited Substantive Consolidation for Purposes of Treating Impaired Claims Other Than Impaired Claims Against Only Bally	31
5.2	Restructuring Transactions	32
5.3	Continued Legal Existence and Vesting of Assets in the Reorganized Debtors	32
5.4	Corporate Governance, Directors, Officers, and Corporate Action	33
5.5	Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock	35
5.6	Issuance of New Securities and Related Documentation	36
5.7	Exit Financing	37
5.8	Sources of Cash for Plan Distributions	37

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5.9	New Stockholders Agreement	37
5.10	Investment Agreement	37
5.11	Old Affiliate Interests	37
5.12	Intercompany Claims	38
5.13	The Rights Offering and Subscription and Backstop Purchase Agreement	38

ARTICLE SIX PROVISIONS GOVERNING DISTRIBUTIONS		40

6.1	Distributions for Claims and Interests Allowed as of the Effective Date	40
6.2	No Postpetition Interest on Claims	41
6.3	Distributions by Reorganized Debtors	41
6.4	Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
6.5	Record Date for Distributions	42
6.6	Allocation of Plan Distributions Between Principal and Interest	42
6.7	Means of Cash Payment	42
6.8	Withholding and Reporting Requirements	42
6.9	Setoffs	43
6.10	Fractional Shares	43
6.11	Surrender of Canceled Notes and Canceled Instruments of Securities	43
6.12	Lost, Stolen, Mutilated, or Destroyed Securities	44

ARTICLE SEVEN TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		45

7.1	Assumption of Executory Contracts and Unexpired Leases	45
7.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases	45
7.3	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	46
7.4	Compensation and Benefit Programs	46
7.5	Workers' Compensation Programs	46

ARTICLE EIGHT PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS		47

8.1	Resolution of Disputed Claims	47
8.2	No Distributions Pending Allowance	47
8.3	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	48
8.4	Reserve for Disputed 510(b) Equity Claims and Old Common Stock	48

ARTICLE NINE CONFIRMATION AND CONSUMMATION OF THE PLAN		48

9.1	Conditions to Confirmation	48
9.2	Conditions to Effective Date	49
9.3	Waiver of Conditions	51
9.4	Consequences of Non-Occurrence of Effective Date	51

ARTICLE TEN EFFECT OF PLAN CONFIRMATION		52

10.1	Binding Effect; Plan Binds All Holders of Claims and Interests	52
10.2	Releases and Related Injunctions	52
10.3	Discharge of Claims	54
10.4	Preservation of Rights of Action; Settlement of Litigation Claims	54
10.5	Exculpation and Limitation of Liability	55
10.6	Injunctions	55
10.7	Term of Bankruptcy Injunction or Stays	56
10.8	Termination of Subordination Rights and Settlement of Related Claims	56

ARTICLE ELEVEN RETENTION OF JURISDICTION		57

ARTICLE TWELVE MISCELLANEOUS PROVISIONS		59

12.1	Effectuating Documents and Further Transactions	59
12.2	Authority to Act	59
12.3	Exemption from Transfer Taxes	59
12.4	Bar Dates for Administrative Claims	60
12.5	Payment of Statutory Fees	60
12.6	Amendment or Modification of the Plan	60
12.7	Severability of Plan Provisions	61
12.8	Successors and Assigns	61
12.9	Revocation, Withdrawal, or Non-Consummation	61
12.10	Notice	62
12.11	Governing Law	63
12.12	Tax Reporting and Compliance	63
12.13	Schedules	63
12.14	Filing of Additional Documents	63
12.15	No Strict Construction	63
12.16	Conflicts	64
12.17	Dissolution of Committee	64
12.18	Fees and Expenses	64

EXHIBITS

Exhibit A	Amended Certificate of Incorporation of Reorganized Bally

Exhibit B	Amended By-Laws of Reorganized Bally

Exhibit C	Subscription and Backstop Purchase Agreement

Exhibit D	DIP Credit Agreement

Exhibit E-1	Rejection Claims List For Bally

Exhibit E-2	Rejection Claims List For Affiliate Debtors

Exhibit F	Form of New Credit Agreement

Exhibit G-1	New Senior Second Lien Notes Indenture (if the Harbinger Investment Effective Date Condition is satisfied)

Exhibit G-2	New Senior Second Lien Notes Indenture (if the Backstop Rights Offering Condition is satisfied)

Exhibit H	Form of Rights Offering Senior Subordinated Notes Indenture, New Subordinated Notes Indenture and New Junior Subordinated Notes Indenture

Exhibit I	New Stockholders Agreement

Exhibit J	Prepetition Management Incentive Plan

Exhibit K	Registration Rights Agreement

Exhibit L	First Restructuring Support Agreement

Exhibits M-1 and M-2	Second Restructuring Support Agreements

Exhibit N	Investment Agreement

Exhibit O	New Harbinger Subordinated Notes Indenture

PLAN SCHEDULES

Plan Schedule 1.1(a)	Non-Exclusive List of Litigation Claims, including derivative actions

Plan Schedule 1.1(b)	Non-Exclusive List of 510(b) Equity Claims

v

INTRODUCTION
          Bally Total Fitness Holding Corporation (“Bally”) and the other above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) propose the following first amended prepackaged joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors. Reference is made to the Disclosure Statement (as that term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, certain tax matters, the securities to be issued under this Plan and the proposed substantive consolidation of the Debtors’ cases for certain limited purposes. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.
ARTICLE ONE
DEFINED TERMS AND RULES OF INTERPRETATION
1.1 Defined Terms. Capitalized terms used in this Plan shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
          510(b) Equity Claims means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code, including, without limitation, those claims arising from the rescission of a purchase or sale of Old Common Stock or rights relating to such Old Common Stock, or any Claim for damages arising from the purchase or sale of Old Common Stock or any Claim for reimbursement, contribution, or indemnification arising from or relating to any such Claims. A non-exclusive list of the 510(b) Equity Claims is attached to this Plan as Plan Schedule 1.1(b).
          Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries, and commissions for services and payments for inventory, leased equipment, and premises); (b) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28, United States Code; (d) any amounts and obligations owed and outstanding under the DIP Credit Agreement; (e) the Backstop Commitment Fee, to the extent payable, and, as set forth more fully in, and in accordance with, the Subscription and Backstop Purchase Agreement or the Investment Agreement, as applicable, the reasonable fees and expenses of the Backstop Parties, the New Investors and Liberation in connection with the Chapter 11 Cases and the negotiation, confirmation and implementation of this Plan and the transactions contemplated hereby; (f) the Prepetition Senior Notes Indenture Amendment Fee; (g) the Prepetition Senior Notes Indenture Trustee Fees, (h) the Prepetition Senior Subordinated Notes Indenture Trustee

Fees; and (i) the reasonable fees and expenses of the Prepetition Noteholders Committee Professionals.
          Administrative Claims Bar Date means the Business Day which is thirty (30) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.
          Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Bally, as applicable.
          Allowed means, with respect to a Claim or Interest, an Allowed Claim or an Allowed Interest in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.
          Allowed Claim means any Claim or portion thereof that is not a Disputed Claim and (a) that has been listed by a Debtor in its Schedules (if such Schedules are required by order of the Bankruptcy Court) as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed; (b) as to which no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code and Bankruptcy Rule 2007 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder; (c) as to which, upon the lifting of the automatic stay pursuant to section 362 of the Bankruptcy Code, the liability of the Debtors (allowance and the amount thereof) is determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (d) that is expressly allowed by this Plan.
          The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.
          Allowed ___Claim means an Allowed Claim of the type described.
          Allowed Interest means any Interest or portion thereof that is not a Disputed Interest and (a) as to which no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder; or (b) that is expressly allowed by this Plan.
          Allowed___Interest means an Allowed Interest of the type described.
          Amended Certificate of Incorporation and By-Laws means the amended and restated certificate of incorporation and by-laws of Reorganized Bally in substantially the form attached to this Plan as Exhibit A and Exhibit B, respectively.

          Applicable Outside Date means (i) if the Section 1127(a) Order is entered and remains in full force and effect, October 15, 2007, and (ii) if the Section 1127(a) Order has not been entered or otherwise is not in full force and effect, then November 30, 2007.
          Avoidance and Other Actions means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under sections 510 and 542-553 of the Bankruptcy Code.
          Backstop Commitment means $90,000,000 in the aggregate, and with respect to each Backstop Party, the amount listed on Schedule 1 to the Subscription and Backstop Purchase Agreement with respect to such Backstop Party.
          Backstop Commitment Fee means the fee to be paid by Bally (and guaranteed by each of the Affiliate Debtors) to each Backstop Party in consideration for its respective Backstop Commitment, as more fully described in the Subscription and Backstop Purchase Agreement attached to this Plan as Exhibit C.
          Backstop Parties means those Prepetition Senior Subordinated Noteholders that provided the Backstop Commitment, which Prepetition Senior Subordinated Noteholders are parties to the Subscription and Backstop Purchase Agreement.
          Backstop Rights Offering Effective Date Condition shall have the meaning set forth in Section 9.2(d) of the Plan.
          Ballot means each of the ballot forms distributed to each Holder of an Impaired Claim that is entitled to vote to accept or reject this Plan and on which the Holder is to indicate, among other things, acceptance or rejection of this Plan.
          Bally means Bally Total Fitness Holding Corporation, a Delaware corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.
          Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended so as to be applicable in the Chapter 11 Cases.
          Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court with jurisdiction over the Chapter 11 Cases.
          Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.
          Bar Date means, (i) with respect to the Holders of Rejection Claims, the bar date for Filing proofs of Claim in the Chapter 11 Cases as set forth in Section 7.2 of this Plan and (ii) with respect to the Holders of 510(b) Equity Claims, such date ordered by the Bankruptcy Court; provided that this clause (ii) shall only be applicable in the event that the Harbinger Investment Effective Date Condition is satisfied.
          Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

          Cash means legal tender of the United States of America and equivalents thereof.
          Causes of Action means, without limitation, any and all claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, including, without limitation, the Avoidance and Other Actions.
          Chapter 11 Cases means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.
          Claim means a “claim” as defined in section 101(5) of the Bankruptcy Code.
          Claims Objection Deadline means the last day for Filing objections to Rejection Claims and, in the event that the Harbinger Investment Effective Date Condition is satisfied, the 510(b) Equity Claims, which day shall be (i) the later of (a) thirty (30) days after the Effective Date or (b) sixty (60) days after the Filing of a proof of claim for, or request for payment of, such Claim, or (ii) such other date as the Bankruptcy Court may order.
          Class means a category of Holders of Claims or Interests, as described in Article II hereof.
          Collateral means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.
          Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.
          Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
          Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
          Creditors’ Committee means the official committee of unsecured creditors of the Debtors, if any, appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
          Debtor(s) means, individually, any of the Debtors and, collectively, all of the above-captioned debtors and debtors-in-possession.

          Debtor-Related Released Parties means, collectively, the Debtors, their Estates, the Reorganized Debtors, the New Investors and their respective Related Persons other than any Related Person of any Debtor or Reorganized Debtor who is not entitled to be indemnified, by contract or applicable law, from any Debtor or Reorganized Debtor from and against any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities that may be asserted by any Holders of Claims or Holders of any Interests against such Related Person in its or his capacity as such.
          DIP Agent means the administrative agent under the DIP Credit Agreement, and its successors and assigns.
          DIP Credit Agreement means the debtor-in-possession secured credit agreement substantially in the form attached hereto as Exhibit D.
          DIP Credit Agreement Obligations means any loans and other indebtedness and obligations of any or all of the Debtors to any or all of the DIP Agent and the DIP Lenders pursuant to the DIP Credit Agreement and the other DIP Credit Documents.
          DIP Credit Documents means all of the agreements, documents and instruments entered into in connection with the DIP Credit Agreement.
          DIP Lenders means each of the financial institutions party to the DIP Credit Agreement and identified as “Lenders” therein, and their respective successors and assigns.
          DIP Lenders Claims means any and all “Obligations” as defined in the DIP Credit Agreement, including, without limitation, the DIP Credit Agreement Obligations and any and all other Claims of, and any other obligations and liabilities owed to, the DIP Agent and DIP Lenders arising from or related to the DIP Credit Agreement and any other DIP Credit Document.
          DIP Lenders Liens means any security interests and Liens granted by any Debtor to the DIP Agent and/or any DIP Lender in order to secure the repayment of any DIP Lenders Claims.
          DIP Loan Facility means the credit facility in the aggregate principal amount not to exceed $292,000,000 to be provided to the Debtors during the Chapter 11 Cases pursuant to the DIP Credit Agreement if the Debtors determine a DIP Credit Agreement is necessary, the proceeds of which would be used to refinance the Prepetition Lenders Claims and for general corporate purposes.
          Disbursing Agent means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as disbursing agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed Prepetition Lenders Claims, Allowed Prepetition Senior Notes Claims, and Allowed Prepetition Senior Subordinated Notes Claims and, in the event that the Harbinger Investment Effective Date Condition is satisfied, the Old Common Stock, the Prepetition Agent, the Prepetition Senior Notes Indenture Trustee, the Prepetition Senior Subordinated Notes Indenture Trustee and the transfer agent for the Old Common Stock (which transfer agent will a successor transfer agent to be retained by the Debtors prior to the commencement of the Confirmation Hearing, and will not be the existing transfer agent), respectively, will be and shall act as the Disbursing Agent.
          Disclosure Statement means that certain disclosure statement (including all exhibits and schedules thereto) dated as of the date hereof (and any amendments or supplements thereto), relating to this Plan, which was distributed by Bally on or about such date to the Prepetition Senior Noteholders and the Prepetition Senior Subordinated Noteholders existing as of the Voting Record Date in connection with the prepetition solicitation of their votes pursuant to section 1126(b) of the Bankruptcy Code.
          Disputed Claim means a Claim, or any portion thereof, that (a) if the Debtors are required by order of the Bankruptcy Court to file Schedules, (i) has not been Scheduled by the Debtors or has been Scheduled at zero, or has been Scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed with the Bankruptcy Court or (ii) is in excess of the amount Scheduled as other than disputed, contingent or unliquidated, (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court, (c) is a 510(b) Equity Claim and/or (d) is otherwise disputed by any of the Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.
          Disputed Interest means an Interest, or any portion thereof, that (a) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court, and/or (b) is otherwise disputed by any of the Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.
          Distribution Record Date means the Effective Date.
          Effective Date means the Business Day that this Plan becomes effective as provided in Article IX hereof.
          Entity means an “entity” as defined in section 101(15) of the Bankruptcy Code.
          Estate(s) means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.
          Exchange Act means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as amended.
          Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).
          File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

          Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari or reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.
          First Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of June 15, 2007, between Bally, the Prepetition Senior Subordinated Noteholders party thereto and the Prepetition Senior Noteholders party thereto, a copy of which is attached hereto as Exhibit L.
          Harbinger Investment means the investment to be made in Cash by the New Investors in Reorganized Bally in the amount of $233.6 million on or before September 30, 2007, in accordance with the provisions of the Investment Agreement and this Plan, and in exchange for 100% of the New Common Stock of Reorganized Bally, all as more fully described in the Investment Agreement.
          Harbinger Investment Effective Date Condition shall have the meaning set forth in Section 9.2(d) of the Plan.
          Holder means a Person or an Entity holding a Claim or Interest and, with respect to the Prepetition Senior Notes Claims, the Prepetition Senior Subordinated Notes Claims and the Old Common Stock, the beneficial holder thereof as of the applicable date of determination or any authorized agent of such Person or Entity who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions that are attached to the Ballot or Master Ballot, as applicable.
          Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
          Impaired Unsecured Claim means any (a) Prepetition Senior Notes Claim, (b) Prepetition Senior Subordinated Notes Claim, or (c) Rejection Claim.
          Initial Distribution Date means the date as determined by the Reorganized Debtors upon which the initial distributions of property under this Plan will be made to Holders of Allowed Claims and, in the event that the Harbinger Investment Effective Date Condition is satisfied, Allowed Interests, which date shall be as soon as practicable after the Effective Date unless otherwise extended by order of the Bankruptcy Court; provided that, in the event that the Harbinger Investment Effective Date Condition is satisfied, then with respect to 510(b) Equity

Claims and Old Common Stock, the Initial Distribution Date shall not occur before the expiration of the Bar Date.
          Intercompany Claim means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.
          Interest means the legal, equitable, contractual, and other rights of the Holders of any ownership interest in any Debtor existing as of the Petition Date, including, without limitation, the Old Common Stock, which shall also include the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and shall include: (a) conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; (c) options, warrants, and put rights; and (d) share-appreciation rights.
          Investment Agreement means that certain Investment Agreement dated August 15, 2007 by and among Bally and the New Investors, a copy of which is attached to this Plan as Exhibit N. Pursuant to the Investment Agreement, the New Investors will acquire 100% of the New Common Stock issued on the Effective Date from Reorganized Bally in exchange for an aggregate purchase price of approximately $233.6 million, all as more fully described in the Investment Agreement.
          IRC means the Internal Revenue Code of 1986, as amended.
          IRS means the Internal Revenue Service of the United States of America.
          Liberation means Liberation Investment Group and its affiliates.
          Lien means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.
          Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of any Debtor. A non-exclusive list of the Litigation Claims held by the Debtors as of the Petition Date is attached hereto as Plan Schedule 1.1(a), which shall be deemed to include the derivative actions filed against the Debtors listed on such Plan Schedule and any Causes of Action against any Person or Entity listed on Exhibit E-1 or Exhibit E-2 to this Plan.
          Majority Backstop Parties means Backstop Parties holding in excess of 50% of the principal amount of Prepetition Senior Subordinated Notes held by all of the Backstop Parties.
          Master Ballot means the ballot distributed to holders of record of the Prepetition Senior Notes and Prepetition Senior Subordinated Notes to record the votes of the beneficial holders of the Prepetition Senior Notes and Prepetition Senior Subordinated Notes, respectively, as of the Voting Record Date.

          New Agent means the administrative agent under the New Credit Agreement, and its successors and assigns.
          New Common Stock means the shares of common stock of Reorganized Bally authorized to be issued pursuant to this Plan and the Amended Certificate of Incorporation and By-Laws.
          New Credit Agreement means that certain secured credit agreement between Reorganized Bally, as borrower, those entities identified as “Guarantors” in the New Credit Agreement, New Agent and New Lenders (as amended, modified, or supplemented from time to time, with the prior written consent of the Majority Backstop Parties (if the Subscription and Backstop Purchase Agreement is then in effect) and/or the New Investors (if the Investment Agreement is then in effect), in each case, which consent shall not be unreasonably withheld, conditioned or delayed), in an aggregate principal amount of at least $292 million, and substantially in the form attached hereto as Exhibit F.
          New Harbinger Subordinated Notes means, in the event that the Harbinger Investment Effective Date Condition is satisfied, the New Senior Subordinated Notes due 2013 to be issued by Reorganized Bally under the New Harbinger Subordinated Notes Indenture in the aggregate principal amount of $200 million. The New Harbinger Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes or any refinancing thereof.
          New Harbinger Subordinated Notes Indenture means, in the event that the Harbinger Investment Effective Date Condition is satisfied, that certain Amended and Restated Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the New Harbinger Subordinated Notes Indenture Trustee, relating to the New Harbinger Subordinated Notes, substantially in the form of Exhibit O attached to this Plan.
          New Harbinger Subordinated Notes Indenture Trustee means, in the event that the Harbinger Investment Effective Date Condition is satisfied, HSBC Bank USA, National Association, as the indenture trustee under the New Harbinger Subordinated Notes Indenture, and its successors and assigns.
          New Investors means Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P.
          New Junior Subordinated Notes means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the New Junior Subordinated Notes due 2013 to be issued by Reorganized Bally under the New Junior Subordinated Notes Indenture in the aggregate principal amount not to exceed 21.7% of the Allowed Prepetition Senior Subordinated Notes Claims plus 21.7% of the Allowed Class 6-B-1 Claims. The New Junior Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes, the Rights Offering Senior Subordinated Notes and the New Subordinated Notes.
          New Junior Subordinated Notes Indenture means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, that certain Amended and Restated Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the New

Junior Subordinated Notes Indenture Trustee, relating to the New Junior Subordinated Notes, substantially in the form of Exhibit H attached to this Plan.
          New Junior Subordinated Notes Indenture Trustee means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, HSBC Bank USA, National Association, as the indenture trustee under the New Junior Subordinated Notes Indenture, and its successors and assigns.
          New Lenders means each of the financial institutions party to the New Credit Agreement and identified as “Lenders” therein, and their respective successors and assigns.
          New Securities and Documents has the meaning given in Section 5.6 of this Plan.
          New Senior Second Lien Notes means the New Senior Second Lien Notes due 2011 to be issued by Reorganized Bally under the New Senior Second Lien Notes Indenture in the aggregate principal amount of $247,337,500. The New Senior Second Lien Notes shall be senior in priority of payment over the Rights Offering Senior Subordinated Notes (if any), the New Subordinated Notes (if any), the New Junior Subordinated Notes (if any) and the New Harbinger Subordinated Notes (if any). The New Senior Second Lien Notes will be secured by Liens on the same assets that secure the obligations under the New Credit Agreement, which Liens shall be subordinate in priority to the Liens securing the obligations under the New Credit Agreement.
          New Senior Second Lien Notes Indenture means that certain Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, certain Affiliate Debtors, as guarantors, and the New Senior Second Lien Notes Indenture Trustee, relating to the New Senior Second Lien Notes, substantially in the forms of Exhibits G-1 (if the Harbinger Investment Effective Date Condition is satisfied) and G-2 (if the Backstop Rights Offering Condition is satisfied) attached to this Plan.
          New Senior Second Lien Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the New Senior Second Lien Notes Indenture, and its successors and assigns.
          New Stockholders Agreement means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, that certain stockholders agreement to be entered into on the Effective Date by and among Reorganized Bally and all holders of the New Common Stock, substantially in the form of Exhibit I attached to this Plan.
          New Subordinated Notes means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the New Senior Subordinated Notes due 2013 to be issued by Reorganized Bally under the New Subordinated Notes Indenture in the aggregate principal amount not to exceed 24.8% of the Allowed Prepetition Senior Subordinated Notes Claims plus 24.8% of the Allowed Class 6-B-1 Claims. The New Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes and the Rights Offering Senior Subordinated Notes, and senior in priority of payment to the New Junior Subordinated Notes.

          New Subordinated Notes Indenture means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, that certain Amended and Restated Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the New Subordinated Notes Indenture Trustee, relating to the New Subordinated Notes, substantially in the form of Exhibit H attached to this Plan.
          New Subordinated Notes Indenture Trustee means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, HSBC Bank USA, National Association, as the indenture trustee under the New Subordinated Notes Indenture, and its successors and assigns.
          Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.
          Old Affiliate Interests means, collectively, the shares of stock, whether common or preferred, general and limited partnership interests, or member or other ownership interests of the Affiliate Debtors, as applicable, issued and outstanding as of the Petition Date, and all options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire such stock or interests.
          Old Common Stock means the common stock of Bally that is outstanding immediately prior to the Petition Date, including, without limitation, treasury stock and any other such interests that are authorized to be issued but have not been issued and the 510(b) Equity Claims.
          Old Common Stock Cash Amount means, in the event that the Harbinger Investment Effective Date Condition is satisfied, $16.5 million.
          Old Common Stock Cash Portion means, in the event that the Harbinger Investment Effective Date Condition is satisfied, that portion of the Old Common Stock Cash Amount reserved solely for the Holders of Allowed Interests represented by Old Common Stock, which portion equals the Old Common Stock Cash Amount multiplied by the fraction the numerator of which equals the Old Common Stock Cash Amount and the denominator of which equals the sum of (x) the Old Common Stock Cash Amount plus (y) the aggregate face amount of all Allowed 510(b) Equity Claims; provided, however, that for purposes of making interim distributions hereunder to holders of Allowed Class 7 Claims, clause (y) of the denominator shall be the aggregate maximum amount of all 510(b) Equity Claims asserted by the holders thereof.
          Old Common Stock Remaining Cash Portion means, in the event that the Harbinger Investment Effective Date Condition is satisfied, that portion of the Old Common Stock Cash Amount reserved solely for the Holders of Allowed 510(b) Equity Claims, which portion equals the Old Common Stock Cash Amount less the Old Common Stock Cash Portion.
          Old Unexercised Equity Interests means all unexercised options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire Old Common Stock.

          Other Released Parties means, collectively, the Released Parties other than the Debtor-Related Released Parties.
          Other Secured Claim means a Secured Claim other than an Administrative Claim, Secured Tax Claim or Prepetition Lenders Claim.
          Person means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.
          Petition Date means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.
          Plan means this first amended joint prepackaged chapter 11 plan of reorganization, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time.
          Plan-Related Claim means any and all claims against any Debtor or any other Released Party as to which such person or entity is exculpated pursuant to Section 1125(e) of the Bankruptcy Code, including, without limitation, to the maximum extent provided by Section 1125(e) of the Bankruptcy Code, any and all claims against any Debtor or other Released Party for violating any provisions of the Securities Act of 1933 or any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, in connection with any or all of the prepetition or postpetition solicitation of acceptances of the Plan, the prepetition or postpetition solicitation of subscriptions with respect to the Rights Offering, the Subscription and Backstop Purchase Agreement, the Investment Agreement (if the Harbinger Investment Effective Date Condition is satisfied), the First Restructuring Support Agreement, the Second Restructuring Support Agreement, and the acts taken under any of the foregoing.
          Plan Schedule means a schedule annexed to either this Plan or as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).
          Prepetition Agent means JPMorgan Chase Bank, N.A., as the administrative agent under the Prepetition Credit Agreement, and its successors and assigns.
          Prepetition Credit Agreement means that certain amended and restated credit agreement, dated as of October 16, 2006 (as amended, modified, or supplemented from time to time), by and among Bally, as borrower, certain Affiliate Debtors as Guarantors, Prepetition Agent and Prepetition Lenders.
          Prepetition Credit Agreement Notes means, collectively, the notes evidencing the Prepetition Credit Agreement Obligations that were issued by Bally prior to the Petition Date to the Prepetition Agent and Prepetition Lenders under the Prepetition Credit Agreement.
          Prepetition Credit Agreement Obligations means the “Obligations” as described and defined in the Prepetition Credit Agreement.

          Prepetition Credit Documents means the “Credit Documents” as described and defined in the Prepetition Credit Agreement.
          Prepetition Lenders means each of the financial institutions party to the Prepetition Credit Agreement and identified as “Lenders” therein, and their respective successors and assigns.
          Prepetition Lenders Claims means any and all Claims of, and any other obligations and liabilities owed to, the Prepetition Agent and Prepetition Lenders arising from or related to the Prepetition Credit Agreement and any other Prepetition Credit Document, including, without limitation, the Prepetition Credit Agreement Obligations, which Claims shall be deemed, pursuant to sections 502 and 506 of the Bankruptcy Code, Allowed secured claims pursuant to this Plan in the aggregate principal amount of $262,400,000, plus interest and reasonable fees, costs and expenses that have accrued but remain unpaid as of the Effective Date pursuant to the Prepetition Credit Documents (which final aggregate amount shall be set forth in the Confirmation Order).
          Prepetition Lenders Liens means the security interests and Liens granted by any Debtor to the Prepetition Agent and/or any Prepetition Lender in order to secure the repayment of any Prepetition Lenders Claims.
          Prepetition Management Incentive Plan means that certain management incentive plan approved by the Board of Directors of Bally on or about May 28, 2007, as may be amended from time to time, and described in Exhibit J attached hereto.
          Prepetition Noteholders Committee means the ad hoc committee of Holders of Prepetition Senior Notes and Prepetition Senior Subordinated Notes in existence as of the Petition Date.
          Prepetition Noteholders Committee Professionals means Akin Gump Strauss Hauer & Feld and Houlihan Lokey Howard & Zukin Capital, Inc.
          Prepetition Senior Noteholders means the Holders of the Prepetition Senior Notes Claims.
          Prepetition Senior Notes means the 10.5% Senior Notes due 2011 issued by Bally prior to the Petition Date under the Prepetition Senior Notes Indenture.
          Prepetition Senior Notes Claims means any and all Claims, obligations and liabilities arising from or related to the Prepetition Senior Notes and/or Prepetition Senior Notes Indenture, including, without limitation, the “Indenture Obligations” (as such term is defined in the Prepetition Senior Notes Indenture), which Claims shall be Allowed in the aggregate principal amount of $235,000,000, plus interest and reasonable fees, costs and expenses that have accrued but remain unpaid as of the Petition Date pursuant to the Prepetition Senior Notes Indenture (which final aggregate amount shall be set forth in the Confirmation Order).
          Prepetition Senior Notes Indenture means that certain Indenture, dated as of July 2, 2003, among Bally, as issuer, certain Affiliate Debtors, as guarantors, and the Prepetition

Senior Notes Indenture Trustee, relating to the Prepetition Senior Notes (as amended, modified, or supplemented from time to time).
          Prepetition Senior Notes Indenture Amendment Fee means that certain amendment fee in the aggregate amount of $4,700,000, which fee shall be (i) in consideration of the amendments to the Prepetition Senior Notes Indenture as reflected in the New Senior Second Lien Notes Indenture; and (ii) paid to the Prepetition Senior Notes Indenture Trustee for the benefit of all Prepetition Senior Noteholders and shared on a Pro Rata basis with such holders.
          Prepetition Senior Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the Prepetition Senior Notes Indenture, and its successors and assigns.
          Prepetition Senior Notes Indenture Trustee Fees means the reasonable fees and reasonable unpaid out-of-pocket costs and expenses incurred by the Prepetition Senior Notes Indenture Trustee through the Effective Date in accordance with the Prepetition Senior Note Indenture.
          Prepetition Senior Subordinated Noteholders means the Holders of the Prepetition Senior Subordinated Notes Claims.
          Prepetition Senior Subordinated Notes means, collectively, the 9.875% Senior Subordinated Notes due 2007, Series B, and the 9.875% Senior Subordinated Notes due 2007, Series D, issued by Bally prior to the Petition Date under the Prepetition Senior Subordinated Notes Indenture.
          Prepetition Senior Subordinated Notes Claims means any and all Claims, obligations and liabilities arising from or related to the Prepetition Senior Subordinated Notes and/or Prepetition Senior Subordinated Notes Indenture, including, without limitation, the “Indenture Obligations” (as such term is defined in the Prepetition Senior Subordinated Notes Indenture), which Claims shall be Allowed in the aggregate amount (including accrued and unpaid interest) of $323,041,667.
          Prepetition Senior Subordinated Notes Indenture means, collectively, that certain Indenture, dated as of October 7, 1997, and that certain Indenture, dated as of December 16, 1998, in each case by and between Bally, as issuer, and the Prepetition Senior Subordinated Notes Indenture Trustee, relating to the Prepetition Senior Subordinated Notes (as amended, modified, or supplemented from time to time).
          Prepetition Senior Subordinated Notes Indenture Trustee means HSBC Bank USA, National Association, as the indenture trustee under the Prepetition Senior Subordinated Notes Indenture, and its successors and assigns.
          Prepetition Senior Subordinated Notes Indenture Trustee Fees means the reasonable fees and reasonable unpaid out-of-pocket costs and expenses incurred by the Prepetition Senior Subordinated Notes Indenture Trustee through the Effective Date in accordance with the Prepetition Senior Subordinated Note Indenture.

          Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, including a Secured Tax Claim.
          Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
          Professional Fees means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date (including expenses of the members of the Creditors’ Committee incurred as members of the Creditors’ Committee in discharge of their duties as such).
          Professional Fees Bar Date means the Business Day that is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.
          Pro Rata means with respect to a distribution regarding a particular Class (or several Classes taken as a whole), the proportion that (a) the Allowed amount of a Claim or Interest in a particular Class (or several Classes taken as a whole) bears to (b) the aggregate Allowed amount of all Claims or Interests in such Class (or several Classes taken as a whole), unless this Plan provides otherwise.
          Quarterly Distribution Date means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.
          Registration Rights Agreement means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, that certain registration rights agreement to be entered into on the Effective Date between Reorganized Bally and certain holders of the New Common Stock, substantially in the form of Exhibit K attached to this Plan.
          Reinstated means, with respect to any Claim, (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with Section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any

Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.
          Rejection Claim means an unsecured claim listed on the Rejection Claims List.
          Rejection Claims List means (i) with respect to Bally, the list of Rejection Claims set forth on Exhibit E-1 to this Plan, and (ii) with respect to the Affiliate Debtors, the list of Rejection Claims set forth on Exhibit E-2 to this Plan.
          Related Persons means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former affiliates (whether by operation of law or otherwise) and each of their respective members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, agents and professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them; provided, however, that no insurers of the Debtors and no Person or Entity listed on Exhibit E-1 or E-2 to this Plan shall constitute a Related Person.
          Released Parties means, collectively, (i) the Debtors, their Estates, and the Reorganized Debtors, (ii) the Holders of Prepetition Lenders Claims and the agents under the Prepetition Credit Agreement, (iii) the Holders of DIP Lenders Claims and the agents under the DIP Credit Agreement, (iv) the Prepetition Senior Notes Indenture Trustee and each Prepetition Senior Noteholder (solely in its capacity as a Prepetition Senior Noteholder), (v) the Prepetition Senior Subordinated Notes Indenture Trustee and each Prepetition Senior Subordinated Noteholder (solely in its capacity as a Prepetition Senior Subordinated Noteholder), (vi) each Backstop Party (solely in its capacity as a Backstop Party), (vii) the Creditors’ Committee, if any, (viii) the Prepetition Noteholders Committee, (ix) the New Investors in the event that the Harbinger Investment Effective Date Condition is satisfied, and (x) Liberation in the event that the Harbinger Investment Effective Date Condition is satisfied, and the respective Related Persons of each of the foregoing; provided, however, that no Person or Entity listed on Exhibit E-1 or E-2 to this Plan shall be considered or deemed a Released Party.
          Reorganized Bally means Bally Total Fitness Holding Corporation, a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date.
          Reorganized Debtors means the Debtors as reorganized pursuant to this Plan on or after the Effective Date.
          Restructuring Transactions has the meaning ascribed thereto in Section 5.2 of this Plan.
          Rights means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the non-detachable, non-certificated rights to purchase the Rights Offering Senior Subordinated Notes in an aggregate principal amount not to exceed the Rights Offering Amount as provided for in the Rights Offering.
          Rights Offering means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, that certain rights offering of Rights Offering Senior Subordinated

Notes whereby Rights Offering Recipients shall be offered the opportunity to subscribe for the Rights Offering Senior Subordinated Notes at the Subscription Price (and if not exercised by such Persons, including by exercise of oversubscription rights, to be purchased by the Backstop Parties in accordance with the terms and conditions of the Subscription and Backstop Purchase Agreement).
          Rights Offering Amount means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, an amount equal to 27.9% of Allowed Prepetition Senior Subordinated Notes Claims in Class 6-A and Allowed Rejection Claims against only Bally in Class 6-B-1.
          Rights Offering Consideration means Cash.
          Rights Offering Period means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the time period during which the Rights Offering Recipients may subscribe to purchase the Rights Offering Senior Subordinated Notes, which period shall commence on the Subscription Commencement Date and expire on the Subscription Expiration Date.
          Rights Offering Recipients means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, Holders of Allowed Claims in Classes 6-A and 6-B-1 existing as of the applicable Rights Offering Recipients Record Date.
          Rights Offering Recipients Record Date means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, (i) with respect to any Prepetition Senior Subordinated Noteholder, the earliest date reasonably practicable occurring after the Petition Date and following approval of such date by order of the Bankruptcy Court and (ii) with respect to any holder of an Allowed Class 6-B-1 Claim, the later of the Effective Date and the date upon which such Claim becomes an Allowed Claim.
          Rights Offering Senior Subordinated Notes means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the senior subordinated notes in an aggregate principal amount not to exceed the Rights Offering Amount, which Rights Offering Senior Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes and senior in priority of payment to the New Subordinated Notes and the New Junior Subordinated Notes.
          Rights Offering Senior Subordinated Notes Indenture means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, that certain Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the Rights Offering Senior Subordinated Notes Indenture Trustee, relating to the Rights Offering Senior Subordinated Notes, substantially in the form of Exhibit H attached to this Plan.
          Rights Offering Senior Subordinated Notes Indenture Trustee means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the indenture trustee under the Rights Offering Senior Subordinated Notes Indenture, and its successors and assigns.

          Scheduled means with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules, if any such Schedules are required to be filed by order of the Bankruptcy Court.
          Schedules means the schedules of assets and liabilities, the list of Holders of Interests and the statements of financial affairs, if any, Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.
          Second Restructuring Support Agreements means (i) that certain Restructuring Support Agreement, dated as of August 15, 2007 between Bally, the Prepetition Senior Subordinated Noteholders party thereto, and the New Investors, in substantially the form attached hereto as Exhibit M-1, and (ii) that certain Restructuring Support Agreement, dated as of August 15, 2007 between the Debtors and Liberation, in substantially the form attached hereto as Exhibit M-2.
          Section 1127(a) Order means an order of the Bankruptcy Court, in form and substance reasonably acceptable to Harbinger and the Debtors, granting the Debtors’ motion for an order authorizing the Debtors, pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, to modify their original plan of reorganization, dated June 27, 2007 (the “Original Plan”), without the need to resolicit the votes of any creditor with respect to the Plan, and finding that this Plan does not adversely affect any class of creditors whose votes were solicited for the Original Plan and that this Plan is deemed accepted by all creditors who have previously accepted the Original Plan.
          Secured Claim means a Claim that is secured by a Lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.
          Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.
          Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.
          Subscribing Rights Offering Recipient means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, a Rights Offering Recipient who executes and delivers the Subscription Form to Bally or other applicable Disbursing Agent prior to the expiration of the applicable Rights Offering Period.
          Subscription and Backstop Purchase Agreement means that certain Subscription and Backstop Purchase Agreement dated June 27, 2007 by and among Bally and the Backstop Parties, a copy of which is attached to this Plan as Exhibit C.

          Subscription Commencement Date means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, with respect to any Rights Offering Recipient, the earliest date (a) reasonably practicable occurring after the Rights Offering Recipients Record Date applicable for such Rights Offering Recipient and (b) approved by order of the Bankruptcy Court.
          Subscription Expiration Date means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, the date on which the Rights Offering Period shall expire as set forth in the Subscription Form, which date shall be the date that is twenty (20) Business Days after the Subscription Commencement Date (or such later date as approved by order of the Bankruptcy Court).
          Subscription Form means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, each “Subscription Form for Rights Offering in Connection with the Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” to be completed and executed by each Subscribing Rights Offering Recipient in connection with its purchase of Rights Offering Senior Subordinated Notes and to be delivered to Bally or other applicable Disbursing Agent prior to the expiration of the applicable Rights Offering Period.
          Subscription Notification Date means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, a date that is not later than five (5) Business Days following the applicable Subscription Expiration Date.
          Subscription Payment Date means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, a date that is not later than five (5) Business Days following the applicable Subscription Notification Date (or such later date as approved in writing by the Debtors or Reorganized Debtors); provided, however, that such date must occur on or prior to the Effective Date with respect to the Prepetition Senior Subordinated Noteholders.
          Subscription Price means, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, $1.00 per dollar of principal amount of Rights Offering Senior Subordinated Notes.
          Subsequent Distribution means any distribution of property under this Plan to Holders of Allowed Claims and, in the event that the Harbinger Investment Effective Date Condition is satisfied, Allowed Interests other the initial distribution given on the Initial Distribution Date.
          Substantive Consolidation Order means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases on the limited basis as provided in Section 5.1 of this Plan.
          Transfer or Transferable means, with respect to any security or the right to receive a security or to participate in any offering of any security, including the Rights Offering, (i) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such security or right or the beneficial ownership thereof, (ii) the offer to make such a sale, transfer, constructive sale, or other disposition, and (iii) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such security or right, (ii) entering into or acquiring an offsetting derivative contract with respect to such security or right, (iii) entering into or acquiring a futures or forward contract to deliver such security or right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any security or right, the beneficial ownership of such security or right by a Person and by any direct or indirect subsidiary of such Person.
          Unexercised Rights has the meaning given in Section 5.13(a) of this Plan.
          Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
          Unimpaired Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Other Secured Claim, Prepetition Lenders Claim, Impaired Unsecured Claim, 510(b) Equity Claim or Intercompany Claim.
          Voting Deadline means July 27, 2007.
          Voting Record Date means June 22, 2007.
1.2 Exhibits and Plan Schedules. All Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Holders of Claims and Interests may obtain a copy of the Exhibits and Plan Schedules upon written request to the Debtors. The Exhibits and Plan Schedules may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours or obtained by written request to counsel to the Debtors.
1.3 Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein:
          (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural;
          (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;
          (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan;
          (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns;

          (e) all references in this Plan to Sections, Articles, and Schedules are references to Sections, Articles, and Schedules of or to this Plan;
          (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan;
          (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan;
          (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules;
          (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to this Plan; and
          (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.
ARTICLE TWO
CLASSIFICATION OF CLAIMS AND INTERESTS
          All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified as described below.
          This Plan constitutes a single plan of reorganization for all Debtors for all purposes, including, without limitation, for voting, confirmation, and distribution purposes. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. As described more fully in Section 5.1 below, this Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors for the limited purposes of voting, confirmation and distribution with respect to Allowed Class 5 Claims and Allowed Class 6-B-2 Claims only.

Summary of Classification of Claims and Interests
Class	Claim	Status	Voting Rights

1.	Non-Tax Priority Claims	Unimpaired	Deemed to Accept

2.	Other Secured Claims	Unimpaired	Deemed to Accept

Summary of Classification of Claims and Interests
Class	Claim	Status	Voting Rights

3.	Unimpaired Unsecured Claims	Unimpaired	Deemed to Accept

4.	Prepetition Lenders Claims	Unimpaired	Deemed to Accept

5.	Prepetition Senior Notes Claims	Impaired	Entitled to Vote

6-A.	Prepetition Senior Subordinated Notes Claims	Impaired	Entitled to Vote

6-B-1.	Rejection Claims Against Only Bally	Impaired	Deemed to Reject

6-B-2.	Rejection Claims Against Any Affiliate Debtor	Impaired	Deemed to Reject

7.	Old Common Stock	Impaired	Deemed to Reject

8.	Old Unexercised Equity Interests	Impaired	Deemed to Reject

9.	Old Equity Interests in Affiliate Debtors	Unimpaired	Deemed to Accept
2.1 Unclassified Claims (not entitled to vote on this Plan)
(a)	Administrative Claims.

(b)	Priority Tax Claims.
2.2 Unimpaired Classes of Claims and Interests (deemed to have accepted this Plan and, therefore, not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code).
(i)	Class 1: Class 1 consists of all Non-Tax Priority Claims.

(ii)	Class 2: Class 2 consists of all Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim that may exist against the Debtors.

(iii)	Class 3: Class 3 consists of all Unimpaired Unsecured Claims.

(iv)	Class 4: Class 4 consists of all Prepetition Lenders Claims.

(v)	Class 9: Class 9 consists of all Old Affiliate Interests.
2.3 Impaired Classes of Claims (entitled to vote on this Plan).
(i)	Class 5: Class 5 consists of all Prepetition Senior Notes Claims.

(ii)	Class 6-A: Class 6-A consists of all Prepetition Senior Subordinated Notes Claims.
2.4 Impaired Classes of Claims and Interests (deemed to have rejected this Plan and, therefore, not entitled to vote on this Plan).
(i)	Class 6-B-1: Class 6-B-1 consists of all Rejection Claims against only Bally, but not Rejection Claims against Bally for which one or more Affiliate Debtors are also liable pursuant to a guaranty or otherwise.

(ii)	Class 6-B-2: Class 6-B-2 consists of all Rejection Claims against any Affiliate Debtor (including, without limitation, Rejection Claims against Bally for which one or more Affiliate Debtors are also liable pursuant to a guaranty or otherwise).

(iii)	Class 7: Class 7 consists of all Old Common Stock.

(iv)	Class 8: Class 8 consists of all Old Unexercised Equity Interests of Bally.
ARTICLE THREE
TREATMENT OF CLAIMS AND INTERESTS
3.1	Unclassified Claims
          (a) Administrative Claims Generally. Subject to the provisions of sections 330(a), 331, and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors or Reorganized Debtors, at their election, (i) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (ii) upon such other terms as may exist in the ordinary course of such Debtor’s business or (iii) upon such other terms as may be agreed upon in writing between the Holder of such Administrative Claim and the Debtors, in each case in full satisfaction, settlement, discharge and release of, and in exchange for, such Administrative Claim.
               (i) Professional Fees. All final fee applications for Professional Fees incurred prior to the Effective Date and for services rendered during or in connection with the Chapter 11 Cases shall be filed with the Bankruptcy Court no later than the Professional Fees

Bar Date; provided, however, that the reasonable fees and expenses incurred on or after the Petition Date by the Prepetition Noteholders Committee Professionals pursuant to agreements with the Debtors entered into prior to, on, or subsequent to the Petition Date, shall be paid by the Debtors or Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court.
               (ii) Claims Arising Under the DIP Credit Agreement. On the Effective Date, any and all DIP Lenders Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement, or (C) satisfied in such other manner with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing. On the full payment or other satisfaction of such Claims, unless such DIP Lenders Liens have been continued as part of the treatment of such Claims pursuant to clause (B) or (C) above and the Confirmation Order, the DIP Lenders Liens shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. To the extent the DIP Credit Documents bind the Holders of DIP Lenders Claims as to the manner in which their Claims may be treated pursuant to this Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions hereof.
          (b) Priority Tax Claims. The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the applicable Debtor (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Secured Tax Claim shall retain the Liens securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Secured Tax Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
3.2	Unimpaired Classes of Claims
          (a) Class 1: Non-Tax Priority Claims. The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.
          (b) Class 2: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claims, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (c) Class 3: Unimpaired Unsecured Claims. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is

Allowed on the Effective Date or (ii) the date on which such Class 3 Claim becomes Allowed, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.
          (d) Class 4: Prepetition Lenders Claims. Unless earlier refinanced by a DIP Loan Facility, on the Effective Date, any and all Allowed Class 4 Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement, or (C) satisfied in such other manner with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing. On the full payment or other satisfaction of such Claims, unless such Prepetition Lenders Liens have been continued as part of the treatment of such Claims pursuant to clause (B) or (C) above and the Confirmation Order, the Prepetition Lenders Liens shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. To the extent the Prepetition Credit Documents bind the Holders of Class 4 Claims as to the manner in which their Claims may be treated pursuant to this Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions hereof.
3.3	Impaired Classes of Claims and Interests
          I. In the event that the Harbinger Investment Effective Date Condition is satisfied:
          (a) Class 5: Prepetition Senior Notes Claims. On the Effective Date, the Prepetition Senior Notes Indenture shall be replaced in its entirety by the New Senior Second Lien Notes Indenture. On, or as soon as reasonably practicable after, the Effective Date, the Prepetition Senior Notes Indenture Trustee shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, the Allowed Class 5 Claims, the following for its benefit and the benefit of, and to be shared on a Pro Rata basis among, each Prepetition Senior Noteholder:
(i)	the New Senior Second Lien Notes; and

(ii)	the Prepetition Senior Notes Indenture Amendment Fee.

          (b) Class 6-A: Prepetition Senior Subordinated Notes Claims. On, or as soon as reasonably practicable after the Effective Date, each holder of a Prepetition Senior Subordinated Notes Claim shall, in the sole discretion of the Debtors and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6-A Claim, their pro rata share of (i) Cash in the amount of $123.5 million and (ii) New Harbinger Subordinated Notes. On the Effective Date, subject to the provisions of the foregoing sentence, the Prepetition Senior Subordinated Notes Indenture shall be replaced in its entirety by the New Subordinated Notes Indenture.
          (c) Class 6-B-1 and 6-B-2: Rejection Claims. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6-B-1 or 6-B-2 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-B-1 or 6-B-2 Claim becomes Allowed, each Holder of an Allowed Class 6-B-1 and 6-B-2 Claim shall receive, at the election of the Debtors or the Reorganized Debtors, as applicable, and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 6-B-1 or 6-B-2 Claim, (A) Cash equal to the amount of such Allowed Class 6-B-1 or 6-B-2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 6-B-1 or 6-B-2 Claim shall have agreed upon in writing; or (C) regular installment payments in Cash: (x) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (y) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Claim starting on the Effective Date at a fixed interest rate equal to 13% per annum; and (z) over a period ending not later than five years after the Effective Date. Any such installment payments shall be made in equal quarterly Cash payments beginning on the first Quarterly Distribution Date following the Effective Date, and continuing on each subsequent Quarterly Distribution Date thereafter until payment in full of the Allowed Class 6-B-1 or 6-B-2 Claim.
          (d) Class 7: Old Common Stock. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 7 Interest is Allowed on the Effective Date or (ii) the date on which such Class 7 Interest becomes Allowed, each Holder of an Allowed Class 7 Interest shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 7 Interest, its Pro Rata Share of the Old Common Stock Cash Amount.
          (e) Class 8: Old Unexercised Equity Interests. On the Effective Date, the Old Unexercised Equity Interests of Bally will be cancelled, and the Holders of such Old Unexercised Equity Interests shall not receive any distribution or retain any property on account of such Old Unexercised Equity Interests.
          II. In the event that the Backstop Rights Offering Effective Date Condition is satisfied:

          (f) Class 5: Prepetition Senior Notes Claims. On the Effective Date, the Prepetition Senior Notes Indenture shall be replaced in its entirety by the New Senior Second Lien Notes Indenture. On, or as soon as reasonably practicable after, the Effective Date, the Prepetition Senior Notes Indenture Trustee shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, the Allowed Class 5 Claims, the following for its benefit and the benefit of, and to be shared on a Pro Rata basis among, each Prepetition Senior Noteholder:
(i)	the New Senior Second Lien Notes; and

(ii)	the Prepetition Senior Notes Indenture Amendment Fee.
          (g) Class 6-A and 6-B-1: Prepetition Senior Subordinated Notes Claims and Rejection Claims Against Only Bally. Holders of Allowed Claims in Classes 6-A and 6-B-1 shall each receive the same treatment under this Plan. On the Effective Date, the Prepetition Senior Subordinated Notes Indenture shall be replaced in its entirety by the New Subordinated Notes Indenture and the New Junior Subordinated Notes Indenture. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such applicable Class 6-A and 6-B-1 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-A and 6-B-1 Claim becomes Allowed, each Prepetition Senior Subordinated Noteholder and Holder of an Allowed Rejection Claim against only Bally shall receive the following property, in full satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Prepetition Senior Subordinated Notes Claim and Allowed Rejection Claims against only Bally:
(i)	New Subordinated Notes with a principal amount equal 24.8% of the amount of such Allowed Claim;

(ii)	New Junior Subordinated Notes with a principal amount equal to 21.7% of the amount of such Allowed Claim;

(iii)	0.00093 shares of New Common Stock for each $1.00 of such Allowed Claim; and

(iv)	Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of such Allowed Claim.
     Notwithstanding the foregoing, each Holder of a Class 6-A Claim and Class 6-B-1 Claim shall execute and deliver the New Stockholders Agreement prior to receiving any New Common Stock. If any such holder has not executed and delivered the New Stockholders Agreement by the 60th day after the Subscription Expiration Date applicable to such holder, such holder shall no longer be eligible to receive any distribution of the New Common Stock and such holder’s share of the New Common Stock will be distributed Pro Rata to the remaining Holders of Class 6-A and 6-B-1 Claims that are parties to the New Stockholders Agreement.
          (h) Class 6-B-2: Rejection Claims Against Any Affiliate Debtor. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6-B-2 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-B-2 Claim becomes Allowed, each Holder of an Allowed Class 6-B-2 Claim shall receive, at the election of the Debtors and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 6-B-2 Claim, (A) Cash equal to the amount of such Allowed Class 6-B-2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 6-B-2 Claim shall have agreed upon in writing; or (C) regular installment payments in Cash: (x) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (y) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Claim starting on the Effective Date at a fixed interest rate equal to 12 3/8% per annum; and (z) over a period ending not later than five years after the Effective Date. Any such installment payments shall be made in equal quarterly Cash payments beginning on the first Quarterly Distribution Date following the Effective Date, and continuing on each subsequent Quarterly Distribution Date thereafter until payment in full of the Allowed Class 6-B-2 Claim.
          (i) Class 7: Old Common Stock. On the Effective Date, the Old Common Stock will be cancelled, and the Holders of such Old Common Stock shall not receive any distribution or retain any property on account of such Old Common Stock.
          (j) Class 8: Old Unexercised Equity Interests. On the Effective Date, the Old Unexercised Equity Interests of Bally will be cancelled, and the Holders of such Old Unexercised Equity Interests shall not receive any distribution or retain any property on account of such Old Unexercised Equity Interests.
3.4	Unimpaired Class of Interests
          Class 9: Old Affiliate Interests. Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Old Affiliate Interests shall remain effective and outstanding and be owned and held by the same applicable Person(s) that held and/or owned such Interests immediately prior to the Effective Date.
3.5	Special Provision Regarding Unimpaired Claims
          Except as otherwise provided in this Plan, nothing shall affect the Debtors’ or Reorganized Debtors’ rights, remedies and defenses, both legal and equitable, with respect to any Unimpaired Claims or claims and actions arising from or under any executory contract or unexpired lease assumed or rejected by the Debtors, including, but not limited to, all rights with respect to legal and equitable defenses, including setoff or recoupment.
ARTICLE FOUR
ACCEPTANCE OR REJECTION OF THE PLAN
4.1	Impaired Classes of Claims Entitled to Vote
          Holders of Claims in Classes 5 and 6-A are entitled to vote to accept or reject this Plan.
4.2	Acceptance by an Impaired Class

          In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.
4.3	Presumed Acceptances by Unimpaired Classes
          Classes 1, 2, 3, 4 and 9 are Unimpaired by this Plan. Accordingly, under section 1126(f) of the Bankruptcy Code, Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the votes of the Holders of such Claims will not be solicited.
4.4	Presumed Rejection by Certain Impaired Classes
          Holders of Allowed Claims in Class 6-B-1 and Class 6-B-2 are entitled to receive and retain certain property under this Plan as described more fully in Section 3.3.I.(c), II.(c) and II.(d) of this Plan. Notwithstanding such recovery, however, this Plan deems the Holders of Class 6-B-1 and Class 6-B-2 Claims to have rejected this Plan and the votes of Holders of Claims in Class 6-B-1 and Class 6-B-2 will not be solicited.
          In the event that the Harbinger Investment Effective Date Condition is satisfied, Holders of Claims and Interests in Class 7 will be receiving distributions under this Plan as described more fully in Section 3.3 I.(d). In the event that the Backstop Rights Offering Effective Date Condition is satisfied, Holders of Allowed Claims and Interests in Class 7 will not receive or retain any property under this Plan as described more fully in Section 3.3 II.(e). Notwithstanding their potential recovery, this Plan deems the Holders of Claims and Interests in Class 7 to have rejected this Plan and the votes of Holders of Claims and Interests in Class 7 will not be solicited.
          Holders of Allowed Interests in Class 8 are not entitled to receive or retain any property under this Plan. Accordingly, under section 1126(g) of the Bankruptcy Code, the votes of Holders of Interests in Class 8 will not be solicited and such Holders are deemed to reject this Plan.
4.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code
          Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code; provided, however, that if Class 6-A rejects this Plan, the Debtors will not request confirmation of this Plan (as modified from time to time) without the prior written consent of the Majority Backstop Parties. The Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.
4.6	Elimination of Vacant Classes
          Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy

Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
ARTICLE FIVE
MEANS FOR IMPLEMENTATION OF THE PLAN
5.1	Limited Substantive Consolidation for Purposes of Treating Impaired Claims Other Than Impaired Claims Against Only Bally
     (a) Limited Substantive Consolidation. This Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the limited purposes of treating Class 5 Claims and Class 6-B-2 Claims, including, without limitation, for voting, confirmation and distribution purposes. This Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in this Plan, or for any other purpose. Accordingly, for voting, confirmation and distribution purposes, (i) any obligation of any Debtor and all guarantees with respect to Class 5 Claims and Class 6-B-2 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (ii) each Class 5 Claim and Class 6-B-2 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 5 Claim and Class 6-B-2 Claim, as applicable, against and a single obligation of the consolidated Debtors. Except as set forth in this Section 5.1, such limited substantive consolidation shall not and shall not be deemed to (other than for purposes related to this Plan): (i) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect Restructuring Transactions as provided in Section 5.2 of this Plan, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under this Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Intercompany Claims of Debtors against Debtors, (iv) modify, affect or otherwise alter the Old Affiliate Interests, (v) affect any obligations under any leases or contracts assumed in this Plan or otherwise arising subsequent to the filing of the Chapter 11 Cases, or (vi) affect any obligations to pay quarterly fees to the United States Trustee.
     (b) Substantive Consolidation Order. Unless the Bankruptcy Court has approved such limited substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors on the limited basis as provided in Section 5.1 hereof. If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by this Plan as provided herein on or before the deadline for objection to confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court without further notice and hearing as to such substantive consolidation. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

5.2	Restructuring Transactions
          On or after the Effective Date and without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the “Restructuring Transactions”). The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to this Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
5.3	Continued Legal Existence and Vesting of Assets in the Reorganized Debtors
          Subject to the Restructuring Transactions permitted by Section 5.2 of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, amended and restated or otherwise modified under this Plan. Notwithstanding anything to the contrary in this Plan, including Section 5.1 hereof as to the limited substantive consolidation provided therein, the Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or

Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases. Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances, and Interests, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of this Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services without application or notice to, or order of, the Bankruptcy Court.
5.4	Corporate Governance, Directors, Officers, and Corporate Action
          (a) Certificates of Incorporation and By-Laws. The certificates or articles of incorporation and by-laws of each of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the Transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law.
          (b) Directors and Officers of the Reorganized Debtors.
          (i) In the event that the Harbinger Investment Effective Date Condition is satisfied, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized Bally shall be the officers of Bally existing immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized Bally shall be selected by the New Investors and identified via a Plan supplement filed with the Bankruptcy Court at least 10 days prior to the Confirmation Hearing. The boards of directors and initial officers of the Reorganized Affiliate Debtors on the Effective Date shall be comprised of the same individuals who currently serve in such capacities immediately prior to the Effective Date (other than those directors of the Affiliate Debtors listed on the resignation plan supplement to be filed with the Bankruptcy Court prior to the Confirmation Hearing, which listed directors will be deemed to have resigned from the applicable Affiliate Debtors on and as of the Effective Date). Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the

Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors of Reorganized Bally, and, to the extent such Person is an insider other than by virtue of being a director, the nature of any compensation for such Person. The length of the initial term of each director shall be one year. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Certificate of Incorporation, the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Bally will be deemed to have resigned on and as of the Effective Date.
          (ii) In the event that the Backstop Rights Offering Effective Date Condition is satisfied, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized Bally shall be the officers of Bally existing immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized Bally shall have not less than three and not more than nine members selected by the holders of a majority of the Allowed Prepetition Senior Subordinated Notes Claims and identified via a Plan supplement filed with the Bankruptcy Court at least 10 days prior to the Confirmation Hearing. The boards of directors and initial officers of the Reorganized Affiliate Debtors on the Effective Date shall be comprised of the same individuals who currently serve in such capacities immediately prior to the Effective Date (other than those directors of the Affiliate Debtors listed on the resignation plan supplement to be filed with the Bankruptcy Court prior to the Confirmation Hearing, which listed directors will be deemed to have resigned from the applicable Affiliate Debtors on and as of the Effective Date). Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors of Reorganized Bally, and, to the extent such Person is an insider other than by virtue of being a director, the nature of any compensation for such Person. The length of the initial term of each director shall be one year. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Certificate of Incorporation, the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Bally will be deemed to have resigned on and as of the Effective Date.
          (c) Corporate Action. On the Effective Date, the adoption of the Amended Certificate of Incorporation and By-Laws and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors, and all other actions contemplated by or described in this Plan with respect thereto, shall be authorized and approved and be binding and in full force and effect in all respects (subject to the provisions of this Plan and the Confirmation Order), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule (other than filing such organizational documents with the applicable governmental unit as required by applicable law) or the vote, consent, authorization or approval of any Person. All matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors, and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person. On the Effective Date, the appropriate officers of the Debtors and Reorganized Debtors and members of their respective boards of directors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and Reorganized Debtors, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.
5.5	Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock
          On the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, (i) the Prepetition Senior Notes, the Prepetition Senior Subordinated Notes, the Old Common Stock, the Old Unexercised Equity Interests, and any other notes, bonds (with the exception of any surety bonds outstanding), indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under this Plan shall be cancelled and extinguished, and (ii) the obligations of the Debtors under any agreements, documents, indentures, or certificates of designation governing the Prepetition Senior Notes, Prepetition Senior Subordinated Notes, Old Common Stock, Old Unexercised Equity Interests, and any other notes, bonds, indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under this Plan shall be, and are hereby, discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person. Notwithstanding the foregoing, the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture shall continue in effect solely for the purposes of: (i) allowing Prepetition Senior Noteholders and Prepetition Senior Subordinated Noteholders to receive distributions under this Plan; and (ii) allowing and preserving the rights of the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee to make distributions in satisfaction of Allowed Prepetition Senior Notes Claims and Allowed Prepetition Senior Subordinated Notes Claims, but in all cases subject to the terms and conditions of the Prepetition Senior Notes Indenture and Prepetition Senior Subordinated Notes Indenture, including, but not limited to, any charging lien or priority payment rights of the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee. The Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee shall be entitled to reasonable compensation to the extent that they perform services for the Prepetition Senior Noteholders and the Prepetition Senior Subordinated Noteholders, respectively, (i) before the Effective Date, in Cash on the Effective Date and (ii) after the Effective Date, in Cash and in accordance with the terms of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture, in both cases without further notice to or order of the Bankruptcy Court. As of the Effective Date, the Prepetition Senior Notes and the Prepetition Senior Subordinated Notes shall be surrendered to the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee, respectively, in accordance with the terms of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture. All surrendered and canceled Prepetition Senior Notes and Prepetition Senior Subordinated Notes held by the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee shall be disposed of in accordance with the applicable terms and conditions of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture.
5.6	Issuance of New Securities and Related Documentation
          On, or as soon as reasonably practicable after, the Effective Date, Reorganized Bally is authorized to and shall issue the New Common Stock, the New Senior Second Lien Notes, the New Harbinger Subordinated Notes (if the Harbinger Investment Effective Date Condition is satisfied), the New Subordinated Notes (if the Backstop Rights Offering Condition is satisfied), the New Junior Subordinated Notes (if the Backstop Rights Offering Condition is satisfied), the Rights Offering Senior Subordinated Notes (if the Backstop Rights Offering Condition is satisfied), and any and all other securities, notes, stock, instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to this Plan (collectively with the Rights, the “New Securities and Documents”), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. The issuance of the New Securities and Documents and the distribution thereof under this Plan (and exercise of the Rights) shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the New Credit Agreement, the New Senior Second Lien Notes Indenture, the New Subordinated Notes Indenture, the New Harbinger Subordinated Notes Indenture, the New Junior Subordinated Notes Indenture, the Rights Offering Senior Subordinated Notes Indenture, the Registration Rights Agreement, the New Stockholders Agreement, and any other agreement or document related to or entered into in connection with any of the foregoing, shall become, and the Subscription and Backstop Purchase Agreement or Investment Agreement, as applicable shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement).
          In the event that the Harbinger Investment Effective Date Condition is satisfied, upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock of Reorganized Bally shall be that number of shares of New Common Stock designated in the by-laws or certificate of incorporation of Bally, and the shares of New Common Stock outstanding shall consist solely of the shares of New Common Stock to be issued to the New Investors. Without limiting the effect of section 1145 of the Bankruptcy Code, in the event that the Backstop Rights Offering Effective Date Condition is satisfied, on the Effective Date, Reorganized Bally will enter into the Registration Rights Agreement with each Person (a) who by virtue of holding the New Common Stock and/or its relationship with Reorganized Bally could reasonably be deemed to be an “underwriter” or “affiliate” (as such terms are used within the meaning of applicable securities laws) of Reorganized Bally, and (b) who requests in writing that Reorganized Bally execute such agreement.

5.7	Exit Financing
          On the Effective Date, the Reorganized Debtors shall be authorized to enter into the New Credit Agreement, as well as execute, deliver, file, record and issue any notes, documents, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Credit Agreement).
5.8	Sources of Cash for Plan Distributions
          Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan shall be obtained from (i) existing Cash balances, (ii) the operations of the Debtors and the Reorganized Debtors, (iii) the New Credit Agreement, and (iv) as applicable, the Rights Offering or the Harbinger Investment. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.
5.9	New Stockholders Agreement
          In the event that the Backstop Rights Offering Effective Date Condition is satisfied, Reorganized Bally shall be authorized and directed to enter into and consummate the transactions contemplated by the New Stockholders Agreement and such documents, and any agreement or document entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Stockholders Agreement). In the event that the Harbinger Investment Effective Date Condition is satisfied, there shall be no New Stockholders Agreement in connection with this Plan.
5.10	Investment Agreement
          To the extent not previously authorized by Final Order of the Bankruptcy Court, on the Effective Date, the Reorganized Debtors shall be authorized to consummate and effectuate the transactions contemplated by the Investment Agreement without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
5.11	Old Affiliate Interests
          Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Old Affiliate Interests shall remain effective and outstanding and be owned and held by the same applicable Person(s) that held and/or owned such Interests immediately prior to the Effective Date. Each Affiliate Debtor shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, as amended or modified by this Plan.

5.12	Intercompany Claims
          Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Intercompany Claims of Debtors against Debtors shall be Reinstated or discharged and satisfied at the option of the Reorganized Debtors by contributions, distributions, or otherwise.
5.13	The Rights Offering and Subscription and Backstop Purchase Agreement
          In the event that the Backstop Rights Offering Effective Date Condition is satisfied, the following sections of the Plan shall be applicable to the Debtors and Reorganized Debtors:
          (a) Issuance of Rights. In accordance with Section 3.3.II.(b) of this Plan, each of the Rights Offering Recipients existing as of the Rights Offering Recipients Record Date will receive Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of its Allowed Claim, and if any of such Rights provided to Holders of Allowed Class 6-A Claims are not timely exercised by the applicable recipient thereof (the “Unexercised Rights”), any and all other Class 6-A Rights Offering Recipients who have elected in their Subscription Form to exercise their share of the Rights may also elect in the Subscription Form to oversubscribe for such Unexercised Rights as described below. In accordance with the Subscription and Backstop Purchase Agreement, each Backstop Party shall fully exercise and subscribe for its share of the Rights prior to the Subscription Expiration Date, and shall be entitled, but not obligated, to oversubscribe for Unexercised Rights as more particularly set forth in the Subscription Form. After taking into account the exercise by any and all Class 6-A Rights Offering Recipients of their respective subscription and oversubscription rights described in the Solicitation Form, to the extent that any Rights have not been duly exercised, then the Backstop Parties shall exercise their share of such Unexercised Rights based on their respective Backstop Commitments, all in accordance with the provisions of the Subscription and Backstop Purchase Agreement.
          (b) Subscription Period. The Rights Offering shall commence on the applicable Subscription Commencement Date and shall expire on the applicable Subscription Expiration Date. Each Rights Offering Recipient that intends or desires to participate in the Rights Offering must affirmatively elect to exercise its Rights, and provide written notice thereof to the Debtors or other applicable Disbursing Agent, on or prior to the applicable Subscription Expiration Date in accordance with the terms of this Plan and the Subscription Form. On the Subscription Expiration Date applicable to the Class 6-A Rights Offering Recipients, all Unexercised Rights then remaining (after taking into account the exercise by any and all Class 6-A Rights Offering Recipients of their respective oversubscription rights) shall be allocated to, and exercised by, the Backstop Parties in accordance with the terms and conditions of the Subscription and Backstop Purchase Agreement.
          (c) Exercise of Subscription Rights and Payment of Subscription Price.
               (i) On the applicable Subscription Commencement Date, the Debtors or other applicable Disbursing Agent will mail the Subscription Form to each Rights Offering Recipient existing as of the applicable Rights Offering Recipients Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Subscription Price for that portion of the Rights sought to be exercised by such Person on a subscription and oversubscription basis. The Debtors may adopt, with the prior written consent of the Backstop Parties, such additional detailed procedures consistent with the provisions of this Plan to more efficiently administer the exercise of the Rights.
               (ii) In order to exercise the Rights (and the right to oversubscribe for Unexercised Rights), each Rights Offering Recipient must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering and indicating the aggregate principal amount of Rights Offering Senior Subordinated Notes for which such Rights Offering Recipient desires to oversubscribe) to the Debtors or other applicable Disbursing Agent so that such form is actually received by the Debtors or other applicable Disbursing Agent on or before the applicable Subscription Expiration Date. If the Debtors or other applicable Disbursing Agent for any reason do not receive from a given holder of Rights a duly completed Subscription Form on or prior to the applicable Subscription Expiration Date, then such holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. On the applicable Subscription Notification Date, the Debtors will notify each Rights Offering Recipient of its respective allocation of Rights Offering Senior Subordinated Notes, including any allocation for Rights Offering Senior Subordinated Notes as to which it exercised oversubscription rights (which shall be determined by allocating to such oversubscribing Rights Offering Recipient the lesser of (i) the aggregate principal amount of Rights Offering Senior Subordinated Notes for which such Rights Offering Recipient desires to oversubscribe, as indicated on its Subscription Form or (ii) its pro rata share of Unexercised Rights), and in the case of the Backstop Parties, the Debtors will notify each Backstop Party on or before the third day after the Subscription Expiration Date applicable to Class 6-A Rights Offering Recipients its share of the Unexercised Rights and the amount of Rights Offering Senior Subordinated Notes relating to such Unexercised Rights that such Backstop Party is obligated to purchase pursuant to the Subscription and Backstop Purchase Agreement. Each Rights Offering Recipient (other than the Backstop Parties, whose payments will be received by the Debtors on the Effective Date in accordance with the Subscription and Backstop Purchase Agreement) who has duly exercised any Rights must tender the Subscription Price to the Debtors or other applicable Disbursing Agent so that it is actually received on or prior to the applicable Subscription Payment Date. In the event the Debtors receive any payments for the exercise of Rights prior to the Effective Date, such payments shall be held in a separate account until the Effective Date. In the event the conditions to the Effective Date are not met or waived, such payments shall be returned to the Rights Offering Recipients that made them.
          (d) Detachment Restrictions; No Revocation. The Rights are not detachable. Any such detachment or attempted detachment will be null and void and the Debtors will not treat any purported transferee of the Rights separate from the Prepetition Senior Subordinated Notes as the holder of any Rights. Once a Rights Offering Recipient has exercised any of its Rights by properly executing and delivering a Subscription Form to the Debtors or other applicable Disbursing Agent, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

          (e) Distribution of Rights Offering Senior Subordinated Notes. On, or as soon as reasonably practicable after, the Effective Date (or, in the case of the Rights Offering Recipients in Class 6-B-1, the applicable Subscription Payment Date), the Reorganized Debtors or other applicable Disbursing Agent shall distribute the Rights Offering Senior Subordinated Notes purchased by each Rights Offering Recipient that has properly exercised its Rights and paid the Subscription Price.
          (f) Validity of Exercise of Subscription Rights. All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Rights shall be determined by the Debtors or Reorganized Debtors. The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith. The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Rights Offering Recipient regarding any defect or irregularity in connection with any purported exercise of Rights by such Person and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their Related Persons shall incur any liability for giving, or failing to give, such notification and opportunity to cure.
          (g) Rights Offering Proceeds. The proceeds of the Rights Offering will be used in order to fund Cash payments required to be made under this Plan and for general corporate purposes of the Reorganized Debtors.
          (h) Subscription and Backstop Purchase Agreement. The Debtors intend to assume the Subscription and Backstop Purchase Agreement and consummate the transactions contemplated in such agreement, including, without limitation, payment of the Backstop Commitment Fee, in each case in accordance with the terms and conditions thereof.
ARTICLE SIX
PROVISIONS GOVERNING DISTRIBUTIONS
6.1	Distributions for Claims and Interests Allowed as of the Effective Date
          Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims and Interests that are Allowed Claims and Allowed Interests (if applicable) as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims and Disputed Interests that first become Allowed Claims and Allowed Interests after the Effective Date shall be made pursuant to Section 8.3 of this Plan.
6.2	No Postpetition Interest on Claims
          Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim (other than a Holder of an Administrative Claim under the DIP Credit Agreement with respect to such Administrative Claims) shall be entitled to interest accruing on or after the Petition Date on any Claim.
6.3	Distributions by Reorganized Debtors
          Other than as specifically set forth below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under this Plan. Distributions on account of Prepetition Lenders Claims, Prepetition Senior Notes Claims, Prepetition Senior Subordinated Notes Claims and Old Common Stock (if applicable) shall be made to the Prepetition Agent, the Prepetition Senior Notes Indenture Trustee, Prepetition Senior Subordinated Notes Indenture Trustee and the applicable transfer agent for the Old Common Stock, respectively. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan.
6.4	Delivery of Distributions and Undeliverable or Unclaimed Distributions
          (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors’ records or in care of their authorized agents, as appropriate, unless such addresses are superseded by proofs of claim or interest or transfers of claim filed pursuant to Bankruptcy Rule 3001.
          (b) Undeliverable and Unclaimed Distributions.
               (i) Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then current address.
               (ii) After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Initial Distribution Date as soon as practicable after such distribution has become deliverable or has been claimed.
               (iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Allowed Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such rights for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock, New Senior Second Lien Notes, New Subordinated Notes, New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes, New Harbinger Subordinated Notes and/or other New Securities and Documents held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in this Plan shall require the Debtors, Reorganized Debtors, or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim or Allowed Interest.
6.5	Record Date for Distributions
          The Disbursing Agent and the Reorganized Debtors will have no obligation to recognize the Transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims and Allowed Interests who are Holders of such Claims and Interests, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims and interest register, or their books and records, as of the close of business on the Distribution Record Date.
6.6	Allocation of Plan Distributions Between Principal and Interest
          To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
6.7	Means of Cash Payment
          Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, or (b) wire transfer from, a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
6.8	Withholding and Reporting Requirements
          In connection with this Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims and Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan to the contrary, (i) each Holder of an Allowed Claim or Allowed Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations. Any Cash, New Common Stock, New Senior Second Lien Notes, New Subordinated Notes (if any), New Harbinger Subordinated Notes (if any), New Junior Subordinated Notes (if any), Rights Offering Senior Subordinated Notes (if any), other New Securities and Documents and/or other consideration or property to be distributed pursuant to this Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 6.4 of this Plan.
6.9	Setoffs
          The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
6.10	Fractional Shares
          No fractional shares of New Common Stock shall be distributed by the Debtors or Reorganized Debtors. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of less than .50).
6.11	Surrender of Canceled Notes and Canceled Instruments of Securities
          (a) Generally. As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Section 5.5 of this Plan, the Holder of such Claim or Interest shall tender the applicable instruments, securities, notes or other documentation evidencing such Claim or Interest to the Reorganized Debtors or other applicable Disbursing Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.
          (b) Prepetition Notes. Each Holder of a Prepetition Senior Subordinated Notes Claim or a Prepetition Senior Notes Claim shall tender its respective Prepetition Senior Subordinated Notes or Prepetition Senior Notes relating to such Claim to the Reorganized Debtors or Disbursing Agent in accordance with written instructions to be provided to such Holders by the Reorganized Debtors or the Prepetition Senior Subordinated Notes Indenture

Trustee or the Prepetition Senior Notes Indenture Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Prepetition Senior Subordinated Notes or Prepetition Senior Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Prepetition Senior Subordinated Notes or Prepetition Senior Notes with a letter of transmittal in accordance with such instructions. All surrendered Prepetition Senior Subordinated Notes and Prepetition Senior Notes shall be marked as canceled.
          (c) Old Common Stock. To the extent applicable, each Holder of Old Common Stock shall tender its Old Common Stock to the Reorganized Debtors or their designated agent in accordance with written instructions to be provided to such Holders by the Reorganized Debtors as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Common Stock with a letter of transmittal in accordance with such instructions. All surrendered Old Common Stock shall be marked as canceled.
          (d) Failure to Surrender Security Instruments. Any Holder of a Prepetition Senior Notes Claim, Prepetition Senior Subordinated Notes Claim and/or Old Common Stock that fails to surrender or is deemed to have failed to surrender the applicable note or security required to be tendered hereunder within one (1) year after the Effective Date shall have its Claim and Interest and its distribution pursuant to this Plan on account of such Claim or Interest discharged and shall be forever barred from asserting any such Claim or Interest against the Reorganized Debtors or their respective property. In such cases, any Cash, New Common Stock, New Senior Second Lien Notes, New Subordinated Notes, New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes, New Harbinger Subordinated Notes, other New Securities and Documents and/or other consideration or property held for distribution on account of such Claim or Interest shall be disposed of pursuant to Section 6.4(iii) of this Plan.
6.12	Lost, Stolen, Mutilated, or Destroyed Securities
          In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such security or note to the extent required by this Plan, deliver to the Reorganized Debtors and other applicable Disbursing Agent: (x) evidence reasonably satisfactory to the Reorganized Debtors and other applicable Disbursing Agent of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by the Reorganized Debtors and other applicable Disbursing Agent to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Interest. Upon compliance with this Section 6.12 as determined by the Debtors or Reorganized Debtors by a Holder of a Claim or Interest evidenced by a security or note, such Holder shall, for all purposes under this Plan, be deemed to have surrendered such security or note to the Reorganized Debtors and other applicable Disbursing Agent.

6.13	Distributions from Old Common Stock Cash Amount
          In the event that the Harbinger Investment Effective Date Condition is satisfied, for purposes of determining distributions to be made from the Old Common Stock Cash Amount, each Holder of an Allowed Interest represented by Old Common Stock will receive its Pro Rata share of the Old Common Stock Cash Portion, and each Holder of an Allowed 510(b) Equity Claim will receive its Pro Rata share of the Old Common Stock Remaining Cash Portion.
ARTICLE SEVEN
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
7.1	Assumption of Executory Contracts and Unexpired Leases
          On the Effective Date, all executory contracts and unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts (including, without limitation, employment agreements) and unexpired leases that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on Exhibit E-1 or Exhibit E-2 hereto (which Exhibits E-1 and E-2 may be amended by the Debtors (with the consent of the Majority Backstop Parties, if the Subscription and Backstop Purchase Agreement is then in effect, and/or the New Investors, if the Investment Agreement is then in effect) to add or remove executory contracts and unexpired leases by filing with the Bankruptcy Court amended Exhibits E-1 and E-2 and serving them on the affected contract parties at any time on or prior to five (5) days prior to the deadline set by the Bankruptcy Court for Filing objections to confirmation of this Plan), or (iv) are rejected pursuant to the terms of this Plan. Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any executory contract or unexpired lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any executory contract or unexpired lease assumed pursuant to this Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the applicable Reorganized Debtor’s assumption of such executory contract or unexpired lease, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.
7.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases
          All proofs of claim with respect to Claims arising from or in connection with the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or, if listed in Exhibits E-1 or E-2, thirty (30) days after the date of entry of the Confirmation Order. Any Claims arising from or in connection with the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates, or property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan.
7.3	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases
          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree in writing. In the event of a dispute pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the resolution of the dispute in accordance with Section 8.1(b) of this Plan.
7.4	Compensation and Benefit Programs
          Except as otherwise expressly provided in this Plan or listed on Exhibit E-1 or Exhibit E-2 hereto, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (including, without limitation, the Prepetition Management Incentive Plan), life, and accidental death and dismemberment insurance plans, are treated as executory contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of any Chapter 11 Case or the consummation of any transactions contemplated by this Plan shall be reinstated and such acceleration shall be rescinded and deemed not to have occurred.
7.5	Workers’ Compensation Programs
          Except as otherwise expressly provided in this Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

ARTICLE EIGHT
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS
8.1	Resolution of Disputed Claims
          (a) Rejection Claims and 510(b) Equity Claims. Holders of Rejection Claims and 510(b) Equity Claims must File proofs of claims prior to the Bar Date. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to such Claims with the Bankruptcy Court and serve such objections upon the Holders of such Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtors’ right to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Rejection Claims and 510(b) Equity Claims by withdrawing or settling such objections thereto, or by litigating to Final Order in the Bankruptcy Court, the validity, nature, and/or amount thereof.
          (b) All Other Claims and Interests. Except as otherwise provided in this Plan, holders of Claims and Interests other than Holders of Rejection Claims and 510(b) Equity Claims shall not be required to file a proof of claim or proof of interest, and no such parties should file a proof of claim or proof of interest. Unless disputed by a holder of a Claim or Interest or by the Debtors, the amount set forth in the Schedules (if the Debtors are required to file Schedules) or in the books and records of the Debtors (if the Debtors are not required to file Schedules) shall constitute the amount of the Allowed Claim or Allowed Interest of such holder. If any such holder of a Claim or Interest disagrees with the Debtors’ determination with respect to the Allowed amount of such Holder’s Claim or Interest, such Holder must so advise the Debtors in writing (at any time whether prior to or after the Effective Date), in which event the Claim or Interest will be a Disputed Claim or Disputed Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court (and no further Bankruptcy Court order shall be required in connection with such resolutions). Nevertheless, no later than ninety (90) days after the Effective Date (or such later date as approved by this Court for cause shown after notice and hearing), the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objection to Claims and Interests without further order of the Bankruptcy Court.
8.2	No Distributions Pending Allowance
          Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim or the Disputed Interest has become an Allowed Interest.

8.3	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims
          On each Quarterly Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion but subject to Section 8.2 of this Plan), the Reorganized Debtors will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter or any Disputed Interest that has become an Allowed Interest during the preceding calendar quarter, and (b) on account of previously Allowed Claims and Allowed Interests of property that would have been distributed to the Holders of such Claim or Interest on the dates distributions previously were made to Holders of Allowed Claims and Allowed Interests in such Class had the Disputed Claims or Disputed Interests that have become Allowed Claims or Allowed Interests been Allowed on such dates. Such distributions will be made pursuant to the applicable provisions of Article III of this Plan. Holders of such Claims and Interests that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately Allowed, the amount of any dividends or other distributions, if any, received on account of the shares of New Common Stock, New Subordinated Notes, New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes, and New Harbinger Subordinated Notes, between the date such Claim or Interest is Allowed and the date such stock or notes are actually distributed to the Holders of such Allowed Claim or Allowed Interest.
8.4	Reserve for Disputed 510(b) Equity Claims and Old Common Stock
          Prior to making any distributions of Cash to Holders of Allowed 510(b) Equity Claims or Allowed Old Common Stock, the applicable Disbursing Agent shall establish appropriate reserves for Disputed 510(b) Equity Claims and Disputed Interests to withhold from any such distributions one hundred percent (100%) of distributions to which Holders of Disputed 510(b) Equity Claims and Disputed Old Common Stock would be entitled under this Plan as of such date if such Disputed 510(b) Equity Claims and Disputed Old Common Stock were Allowed in the amount asserted by the Holder thereof in its respective timely filed proof of claim or proof of interest; provided, however, that the Debtors and the Reorganized Debtors shall have the right to file a motion seeking to estimate such amounts. The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes as it determines necessary and appropriate.
ARTICLE NINE
CONFIRMATION AND CONSUMMATION OF THE PLAN
9.1	Conditions to Confirmation
          It shall be a condition precedent to confirmation of this Plan that the Bankruptcy Court shall have entered a Confirmation Order reasonably acceptable in form and substance to the Debtors, the Majority Backstop Parties (if the Subscription and Backstop Purchase Agreement is then in effect) and the New Investors (if the Investment Agreement is then in effect).

9.2	Conditions to Effective Date
          Each of the following is a condition precedent to the occurrence of the Effective Date:
          (a) The Effective Date shall have occurred on or before the Applicable Outside Date.
          (b) The Confirmation Order confirming this Plan, as such Plan may have been amended or modified, in form and substance reasonably satisfactory to (i) the Debtors, (ii) the Majority Backstop Parties if the Subscription and Backstop Purchase Agreement is then in effect, and/or (iii) the New Investors if the Investment Agreement is then in effect, shall have been entered and docketed by the Bankruptcy Court, and such order shall have become a Final Order and shall provide that:
               (i) the Debtors and Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents contemplated by or described in this Plan;
               (ii) the provisions of the Confirmation Order are non-severable and mutually dependent;
               (iii) the Reorganized Debtors are authorized to issue, as applicable, (A) the New Common Stock, (B) the New Senior Second Lien Notes, (C) subject to satisfaction of the Harbinger Investment Effective Date Condition (as defined below), the New Harbinger Senior Subordinated Notes, (D) subject to satisfaction of the Backstop Rights Offering Effective Date Condition (as defined below), the New Subordinated Notes, the New Junior Subordinated Notes, and the Rights Offering Senior Subordinated Notes, and (E) any other New Securities and Documents, and enter into the New Credit Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement);
               (iv) the New Common Stock, the New Senior Second Lien Notes, any New Harbinger Subordinated Notes, any New Subordinated Notes, any New Junior Subordinated Notes, any Rights Offering Senior Subordinated Notes (and offer of the Rights for the Rights Offering Period to Holders of Allowed Class 6-A and 6-B-1 Claims), the Investment Agreement and any other New Securities and Documents issued or deemed issued under this Plan in exchange for Claims against the Debtors, or principally in exchange for such Claims and partly for cash or property, are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that (i) the New Common Stock is issued to the New Investors and/or (ii) Holders of any of the foregoing are “underwriters,” as that term is defined in section 1145 of the Bankruptcy Code; and
               (v) the Debtors, the Reorganized Debtors, the Prepetition Noteholders Committee, the Prepetition Senior Noteholders, the Prepetition Senior Subordinated Noteholders, the Prepetition Senior Notes Indenture Trustee, the Prepetition Senior Subordinated Notes

Indenture Trustee, the Backstop Parties, the New Investors (if the Harbinger Investment Effective Date Condition has been satisfied) and Liberation (if the Harbinger Investment Effective Date Condition has been satisfied) and their respective Related Persons shall be deemed to have (a) solicited acceptances of the Plan and subscriptions to the Rights Offering in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125 and 1126(b) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan, including pursuant to the Subscription and Backstop Purchase Agreement and/or the Investment Agreement.
          (c) The following agreements, in form and substance reasonably acceptable to the Reorganized Debtors and Majority Backstop Parties (in the event the Backstop Rights Offering Effective Date Condition is satisfied) or the New Investors (in the event the Harbinger Investment Effective Date Condition is satisfied) shall have been executed and delivered by the Reorganized Debtors and such other parties deemed necessary by the Reorganized Debtors and the Majority Backstop Parties or the New Investors, as applicable, and all conditions precedent thereto shall have been satisfied:
(i)	the New Credit Agreement and all related documents provided for therein or contemplated thereby;

(ii)	the New Senior Second Lien Notes Indenture;

(iii)	the New Junior Subordinated Notes Indenture (if any);

(iv)	the New Subordinated Notes Indenture (if any);

(v)	the New Harbinger Subordinated Notes Indenture (if any);

(vi)	the Rights Offering Senior Subordinated Notes Indenture (if any);

(vii)	the Registration Rights Agreement (if any); and

(viii)	the New Stockholders Agreement (if any).
(i) If the Investment Agreement is then in effect, the Harbinger Investment shall have been made in Cash to Reorganized Bally no later than the Applicable Outside Date, and the New Investors shall have purchased and received all shares of New Common Stock to be distributed to them under the Investment Agreement in consideration of such Harbinger Investment (the condition described in this clause (i), the “Harbinger Investment Effective Date Condition”), or (ii) if the Investment Agreement has terminated or expired on or before the Applicable Outside Date, without the Harbinger Investment having been made, or if the Investors for any reason fail on or before the Applicable Outside Date, to make the Harbinger Investment in accordance with the provisions of the Investment Agreement and the Plan, then in connection with the Rights Offering, the Debtors shall have received in Cash the aggregate subscription payments that the Backstop Parties are obligated to pay for their share of the Rights Offering Senior Subordinated Notes, which aggregate subscription payments shall be no less than $72,000,000 (the condition described in this clause (ii), the “Backstop Rights Offering Effective Date Condition”). Without limiting the rights of the Backstop Parties under the Subscription and Backstop Purchase Agreement to the payment of the Backstop Commitment Fee in any other circumstance, if the Harbinger Investment Effective Date Condition is satisfied, the Backstop Commitment Fee shall be paid in full in Cash.
          (d) The Amended Certificate of Incorporation and By-laws and other amended organizational documents, as necessary, shall have been filed with the applicable authority of each Debtor’s respective jurisdiction of incorporation or formation in accordance with such jurisdiction’s applicable laws.
          (e) All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required under this Plan or the Confirmation Order, filed with the applicable governmental authorities in accordance with applicable laws.
9.3	Waiver of Conditions
          Each of the conditions set forth in Section 9.2 of this Plan may be waived in whole or in part by the Debtors, in consultation with and after obtaining the consent of (i) the New Investors, if the Investment Agreement is then in effect and/or (ii) the Majority Backstop Parties, if the Subscription and Backstop Purchase Agreement is then in effect, in each case, given in writing or on the record in the Chapter 11 Cases, without any other notice to parties in interest or notice to or order of the Bankruptcy Court and without a hearing; provided, however, if the Harbinger Investment Effective Date Condition has been satisfied, the New Investors in their sole discretion may waive the requirement in Section 9.2(b) that the Confirmation Order become a Final Order without any other notice to parties in interest or notice to or order of the Bankruptcy Court and without a hearing, and provided, further, that if the Backstop Rights Offering Effective Date Condition has been satisfied, the Majority Backstop Parties in their sole discretion may waive the requirement in Section 9.2(b) that the Confirmation Order become a Final Order without any other notice to parties in interest or notice to or order of the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.
9.4	Consequences of Non-Occurrence of Effective Date
          If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is thirty (30) days after the Confirmation Date, or such later date as shall be consented to by the Debtors and (i) the New Investors, if the Investment Agreement is then in effect, and/or (ii) the Majority

Backstop Parties, if the Subscription and Backstop Purchase Agreement is then in effect, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court. If the Confirmation Order is so vacated, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims by, or against, any of the Debtors or the allowance of any Administrative Expense or Claim.
ARTICLE TEN
EFFECT OF PLAN CONFIRMATION
10.1	Binding Effect; Plan Binds All Holders of Claims and Interests
          On the Effective Date, and effective as of the Effective Date, this Plan shall, and shall be deemed to, be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in any Debtor, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, regardless of whether any such Holder failed to vote to accept or reject this Plan or affirmatively voted to reject this Plan.
10.2	Releases and Related Injunctions
          (a) Releases by the Debtors. Subject to the provisions of Section 10.9 hereof, effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors, in their individual capacities and as debtors in possession, will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan), whether liquidated or unliquidated, fixed or contingent, matured, or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the First Restructuring Support Agreement, the Second Restructuring Support Agreements (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement), the Investment Agreement (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement) or this Plan (or the solicitation of votes on this Plan), and that could have been asserted by or on behalf of the Debtors, their Estates or the Reorganized Debtors against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (b) Releases by Holders of Claims and Interests of Claims Against Debtor-Related Released Parties. Subject to the provisions of Section 10.9 hereof, effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with this

Plan, to the fullest extent permissible under applicable law, the Holders of Claims or Interests, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Debtor-Related Released Parties, from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under this Plan, and the contracts, instruments, releases, agreements, and documents delivered under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the First Restructuring Support Agreement, the Second Restructuring Support Agreements (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement), the Investment Agreement (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement) or this Plan (or the solicitation of votes on this Plan) and that could have been asserted by or on behalf of (whether directly or derivatively), or against, any or all of the Debtor-Related Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (c) Releases by Holders of Claims and Interests of Claims Against Other Released Parties. In addition to, and without limiting, the release provisions of Section 10.2(b) in favor of the Debtor-Related Released Parties, effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with this Plan, to the fullest extent permissible under applicable law, the Holders of Claims or Interests, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Other Released Parties, from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under this Plan, and the contracts, instruments, releases, agreements, and documents delivered under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases, the Disclosure Statement, the First Restructuring Support Agreement, the Second Restructuring Support Agreements (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement), the Investment Agreement (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement) or this Plan (or the solicitation of votes on this Plan) and that could have been asserted by or on behalf (whether directly or derivatively) of the Debtors, their Estates or the Reorganized Debtors or against any of the Other Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.

          (d) Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released in this Section 10.2.
10.3	Discharge of Claims
          To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims. Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.
10.4	Preservation of Rights of Action; Settlement of Litigation Claims
          (a) Preservation of Rights of Action. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence, or pursue any claim, right, or cause of action under section 547 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations, the Debtors and Reorganized Debtors shall have the right to assert or raise such Causes of Action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors) with respect to any Disputed Claim, and (b) in connection with the Claims objection process with respect to a Claim that is not an Allowed Claim, in which case such Causes of Action can be raised as an objection to such Claim and not as defenses or counterclaims.
          (b) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019. After the Effective Date, the Reorganized Debtors may, and shall have the exclusive right to, compromise and settle any Claims against them and claims they may have against other Person or Entity, including, without limitation, the Litigation Claims, without notice to or approval from the Bankruptcy Court, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date.
10.5	Exculpation and Limitation of Liability
          Subject to the provisions of Section 10.9 hereof, none of the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, or any other Released Party, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating, or implementing this Plan, the First Restructuring Support Agreement, the Second Restructuring Support Agreements (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement), the Investment Agreement (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement), the prepetition or postpetition solicitation of acceptances of this Plan, the prepetition or postpetition solicitation of subscriptions with respect to the Rights Offering, the Subscription and Backstop Purchase Agreement and the acts taken thereunder, the Investment Agreement (if the Harbinger Investment Effective Date Condition is satisfied or as otherwise provided in the Investment Agreement) and the acts taken thereunder, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their respective actions that constitute gross negligence or willful misconduct as determined by a Final Order entered by a court of competent jurisdiction. For avoidance of doubt, none of the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, or any other Released Party, for any Plan-Related Claim. Without limiting the foregoing, the Released Parties shall in all respects be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.
10.6	Injunctions
          (a) Except as otherwise provided in this Plan or in any document, instrument, release, or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons or Entities who have held, hold, or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons or Entities from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.
          (b) By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim or Allowed Interest will be deemed to have specifically consented to the injunctions set forth in this Section 10.6.
10.7	Term of Bankruptcy Injunction or Stays
          All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
10.8	Termination of Subordination Rights and Settlement of Related Claims
          The classification and manner of satisfying all Claims and Interests under this Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to this Plan to Holders of Allowed Claims and Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.
10.9	Limitations of Applicability of Releases and Exculpatory Provisions to Governmental Entities
          Except with respect to Plan-Related Claims, nothing in the Confirmation Order or the Plan (i) shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, but excluding any Plan-Related Claims, (ii) enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Released Parties for any liability whatever, including, without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority, but excluding any Plan-Related Claims, or (iii) exculpate any Released Party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including, without limitation, any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, but excluding any liabilities in respect of any Plan-Related Claims. Notwithstanding anything to the contrary in the Confirmation Order or the Plan, the Securities and Exchange Commission (“SEC”) expressly reserves its right to continue to investigate, and, in its sole discretion, prosecute and enforce any and all claims against any or all of the Debtors or the Reorganized Debtors arising from any prepetition violations by any Debtor of any of the U.S. securities laws other than Plan-Related Claims (collectively, the “Reserved SEC Claims”), including, without limitation, any claims for disgorgement of any benefits received by any Debtor as a result of any such violations and any claims for penalties imposed by the SEC in respect of any such violations. For avoidance of doubt, pursuant to Section 10.2(b) of the Plan, all Plan-Related Claims of the United States Government or any of its agencies or any state and local authority whatsoever shall be, and hereby are, released, waived and discharged. Nothing in the Confirmation Order or the Plan shall result in the discharge of any Reserved SEC Claims, and the SEC expressly reserves its rights to assert that any and all Reserved SEC Claims are non-dischargeable as against the Reorganized Debtors pursuant to Sections 1141(d)(6)(a) and 523(a)(2)(A) of the Bankruptcy Code. The SEC has advised the Court and the Debtors that as of the entry of this Order, it has not yet determined whether to assert any Reserved SEC Claims against any or all of the Debtors or Reorganized Debtors.
ARTICLE ELEVEN
RETENTION OF JURISDICTION
          Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under, and/or related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
          (a) Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;
          (b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
          (c) Ensure that distributions to Holders of Allowed Claims or Allowed Interests (if any) are accomplished pursuant to the provisions of this Plan;
          (d) Decide or resolve any motions, adversary proceedings, contested, or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
          (e) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;
          (f) Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan, including, without limitation, the Rights Offering or any other contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any Entity’s rights arising from or obligations incurred in connection with this Plan or such documents;
          (g) Modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;
          (h) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 327, 330, 331, 363, 503(b), 1103, and 1129(c)(9) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
          (i) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation, or enforcement of this Plan or the Confirmation Order;
          (j) Hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;
          (k) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (l) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;
          (m) Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
          (n) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

          (o) Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;
          (p) Hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;
          (q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and
          (r) Enter an order closing the Chapter 11 Cases.
ARTICLE TWELVE
MISCELLANEOUS PROVISIONS
12.1	Effectuating Documents and Further Transactions
          Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, consents, certificates, resolutions, programs and other agreements and/or documents and take such acts and actions as may be reasonable, necessary or appropriate to effectuate, implement, consummate and/or further evidence the terms and conditions of this Plan, any notes or securities issued pursuant to this Plan, and any transactions described in or contemplated by this Plan.
12.2	Authority to Act
          Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders, security holders, officers, directors, partners, managers, members or other owners of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable law of the states in which the Debtors or Reorganized Debtors are formed, without any requirement of further vote, consent, approval, authorization or other action by such stockholders, security holders, officers, directors, partners, managers, members or other owners of such entities or notice to, order of, or hearing before the Bankruptcy Court.
12.3	Exemption from Transfer Taxes
          Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer, or exchange (or deemed issuance, transfer or exchange) of notes or equity securities under this Plan, including, without limitation, the New Senior Second Lien Notes, the New Subordinated Notes, the New Harbinger Subordinated Notes, the New Junior Subordinated Notes, the New Common Stock, the Rights, the Rights Offering Senior Subordinated Notes and the other New Securities and Documents; (b) the creation of any mortgage, deed of trust, Lien, pledge, or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan (including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, or dissolution, deeds, bills of sale, and transfers of tangible property) will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, this Plan.
12.4	Bar Dates for Administrative Claims
          To the extent necessary, the Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, except for Administrative Claims arising under the DIP Credit Agreement as provided in Section 3.1(a)(ii) of this Plan and Administrative Claims for Professional Fees (which shall be subject to the Professional Fees Bar Date). Holders of alleged Administrative Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so (unless such alleged Administrative Claim is incurred in the ordinary course of business by the Debtors and is not yet past-due, in which case the applicable Administrative Claims Bar Date shall be thirty (30) days after such due date or as otherwise ordered by the Bankruptcy Court). The notice of Confirmation to be delivered pursuant to Bankruptcy Rule 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and File objections to such Administrative Claims, if necessary, and the Bankruptcy Court shall hear and determine the amount of such Administrative Claims.
12.5	Payment of Statutory Fees
          All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
12.6	Amendment or Modification of the Plan
          Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan; provided, however, that (i) any alternations, amendments or other modifications to the Plan affecting the transactions contemplated by this Plan if consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition shall not be made (x) without the written consent of the New Investors, which consent shall not be unreasonably withheld, and (y) if such alterations, amendments or other modifications affect the treatment of the Claims of the Holders of the Prepetition Subordinated Notes, reduce the amount of the Harbinger Investment or materially affect the capital structure of the Reorganized Debtors, without the written consent of the Majority Backstop Parties, which consent shall not be unreasonably withheld, and (ii) any alternations, amendments or other modifications affecting the transactions contemplated by this Plan if consummated on the basis of the satisfaction of the Backstop Rights Offering Effective Date Condition shall not be made without the written consent of the Majority Backstop Parties, which consent shall not be unreasonably withheld. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.
12.7	Severability of Plan Provisions
          If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
12.8	Successors and Assigns
          This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.
12.9	Revocation, Withdrawal, or Non-Consummation
          The Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, except as otherwise provided by the Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person or Entity, (ii) prejudice in any manner the rights of such Debtors or any other Person or Entity, or (iii) constitute an admission of any sort by the Debtors or any other Person or Entity.

12.10	Notice
          All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to any Debtor or Reorganized Debtor:

Bally Total Fitness
8700 Bryn Mawr Avenue
Chicago, Illinois 60631
Attention: Marc D. Bassewitz
Fax: (773) 399-0126

with a copy (which shall	Latham & Watkins LLP
not constitute notice	Sears Tower, Suite 5800
hereunder), to:	233 South Wacker Drive
Chicago, Illinois 60606
Attention: David S. Heller
Tel: (312) 876-7700
Fax: (312) 993-9767

If to the Backstop Parties:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attn: Daniel Golden, Esq. (dgolden@akingump.com)
Attn: David Botter, Esq. (dbotter@akingump.com)
Facsimile: (212) 872-1002

If to the New Investors:

Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Andrew K. Glenn
Tel: (212) 507-1700
Fax: (212) 507-1800

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Shari K. Krouner
Tel: (212) 715-9222
Fax: (212) 715-8000
12.11	Governing Law
          Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.
12.12	Tax Reporting and Compliance
          The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
12.13	Schedules
          All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.
12.14	Filing of Additional Documents
          On or before substantial consummation of this Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
12.15	No Strict Construction
          This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Backstop Parties, the Prepetition Noteholders Committee and

the New Investors. Each of the foregoing was represented by counsel of its choice who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the documents ancillary and related thereto.
12.16	Conflicts
          In the event that a provision of the Disclosure Statement conflicts with a provision of this Plan, the terms of this Plan shall govern and control to the extent of such conflict.
12.17	Dissolution of Committee
          The Creditors’ Committee appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any, shall be dissolved on the Confirmation Date.
12.18	Fees and Expenses
          From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred, including those fees and expenses incurred in connection with the implementation and consummation of this Plan.

Dated: New York, New York
            September 17, 2007

Respectfully Submitted,
BALLY TOTAL FITNESS HOLDING CORPORATION
By:	/s/ Don R. Kornstein
	Name:	Don R. Kornstein
	Title:	Chief Restructuring Officer

Each Debtor Listed on Appendix 1
By:	/s/ Don R. Kornstein
	Name:	Don R. Kornstein
	Title:	Chief Restructuring Officer

David S. Heller
Richard A. Levy
Keith A. Simon
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606-6401
Telephone: (312) 876-7700
Facsimile: (312) 993-9767
-and-
Henry P. Baer, Jr. (HB-3866)
Joseph Furst, III (JF-6136)
885 Third Avenue, Suite 1000
New York, New York 10022
Telephone: (212) 906-1200

Counsel for Debtors and Debtors-in-Possession

Appendix 1
Bally ARA Corporation
Bally Fitness Franchising, Inc.
Bally Franchise RSC, Inc.
Bally Franchising Holdings, Inc.
Bally Real Estate I LLC
Bally REFS West Hartford, LLC
Bally Sports Clubs, Inc.
Bally Total Fitness Corporation
Bally Total Fitness Franchising, Inc.
Bally Total Fitness Holding Corporation
Bally Total Fitness International, Inc.
Bally Total Fitness of California, Inc.
Bally Total Fitness of Colorado, Inc.
Bally Total Fitness of Connecticut Coast, Inc.
Bally Total Fitness of Connecticut Valley, Inc.
Bally Total Fitness of Greater New York, Inc.
Bally Total Fitness of Minnesota, Inc.
Bally Total Fitness of Missouri, Inc.
Bally Total Fitness of Philadelphia, Inc.
Bally Total Fitness of Rhode Island, Inc.
Bally Total Fitness of the Mid-Atlantic, Inc.
Bally Total Fitness of the Midwest, Inc.
Bally Total Fitness of the Southeast, Inc.
Bally Total Fitness of Toledo, Inc.
Bally Total Fitness of Upstate New York, Inc.
BTF Cincinnati Corporation
BTF Europe Corporation
BTF Indianapolis Corporation
BTF Minneapolis Corporation
BTF/CFI, Inc.
BTFCC, Inc.
BTFF Corporation
Greater Philly No. 1 Holding Company
Greater Philly No. 2 Holding Company
Health & Tennis Corporation of New York
Holiday Health Clubs of the East Coast, Inc.
Holiday/Southeast Holding Corp.
Jack LaLanne Holding Corp.
New Fitness Holding Co., Inc.
Nycon Holding Co., Inc.
Rhode Island Holding Company
Tidelands Holiday Health Clubs, Inc.
U.S. Health, Inc.